                                             As Filed Pursuant to Rule 424(b)(5)
                                             Registration No. 033-56909




         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

                             SUBJECT TO COMPLETION

                                 MARCH 13, 1997

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 6, 1995)

9,000,000 DECS(SM)
(DEBT EXCHANGEABLE FOR COMMON STOCK(SM))

SBC COMMUNICATIONS INC.
                                                                            LOGO

         % EXCHANGEABLE NOTES DUE MARCH 15, 2001

(SUBJECT TO EXCHANGE INTO AMERICAN DEPOSITARY SHARES, EACH REPRESENTING TWENTY SERIES L SHARES, WITHOUT PAR VALUE, OF TELEFONOS DE MEXICO, S.A. DE C.V.)

The principal amount of each of the   % Exchangeable Notes Due March 15, 2001
(each, a "DECS") of SBC Communications Inc. (the "Company" or "SBC") being
offered hereby will be $          (the closing price of the American Depositary
Shares ("ADSs"), each representing twenty Series L Shares, without par value ("L
Shares"), of Telefonos de Mexico, S.A. de C.V. ("Telmex") on           , 1997,
as reported on the New York Stock Exchange Composite Tape) (the "Initial Price"). The DECS will mature on March 15, 2001. Interest on the DECS, at the
rate of      % of the principal amount per annum, is payable quarterly on March
15, June 15, September 15 and December 15, beginning June 15, 1997. DECS are not subject to redemption or any sinking fund prior to maturity.

At maturity (including as a result of acceleration or otherwise), the principal amount of each DECS will be exchanged by SBC into a number of Telmex ADSs (or, at SBC's option, the cash equivalent and/or such other consideration as permitted or required by the terms of the DECS) at the Exchange Rate (as defined herein). The Exchange Rate is equal to, subject to certain adjustments, (a) if
the Maturity Price (as defined below) is greater than or equal to $          ,
          Telmex ADSs per DECS, (b) if the Maturity Price is less than
$          but is greater than the Initial Price, a fraction equal to the
Initial Price divided by the Maturity Price of one Telmex ADS per DECS and (c) if the Maturity Price is less than or equal to the Initial Price, one Telmex ADS per DECS. The "Maturity Price" means the average Closing Price (as defined herein) per ADS of Telmex ADSs on the 20 Trading Days (as defined herein) immediately prior to maturity, except as otherwise described herein. Accordingly, the value of the Telmex ADSs to be received by holders of the DECS (or the cash equivalent) at maturity will not necessarily equal the principal amount thereof. The DECS will be general unsecured obligations of SBC ranking pari passu with all of its other general unsecured and unsubordinated indebtedness, including the Support Obligations (as defined in the accompanying Prospectus of SBC). Telmex will have no obligations with respect to the DECS. See "Description of the DECS."

SEE "RISK FACTORS FOR DECS" BEGINNING ON PAGE S-6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS.

Attached hereto is a prospectus of Telmex relating to the Telmex ADSs which may be received by a holder of DECS at maturity. The Telmex ADSs are listed on the New York Stock Exchange ("NYSE") under the symbol "TMX" and the L Shares are listed on the Bolsa Mexicana de Valores, S.A. de C.V. (the "Mexican Stock Exchange"). Application has been made to list the DECS on the NYSE.

For a discussion of certain United States federal income tax consequences for holders of DECS, see "Certain United States Federal Income Tax Considerations."

"Debt Exchangeable for Common Stock" and "DECS" are service marks of Salomon Brothers Inc.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                                           PRICE TO       UNDERWRITING      PROCEEDS TO
                                                           PUBLIC(1)        DISCOUNT          SBC(1)
Per DECS.............................................. $                $                $

Total(2).............................................. $                $                $

--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from the issue date.
(2) SBC has granted the Underwriter a 30-day option to purchase up to an aggregate of 1,000,000 DECS at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriter exercises such option in full, the total Price to Public, Underwriting
    Discount, and Proceeds to SBC will be $        , $        and $        ,
    respectively. See "Plan of Distribution."

The DECS are offered subject to receipt and acceptance by the Underwriter, to prior sales and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the DECS will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The
Depository Trust Company, on or about March   , 1997.

---------------------
-----------------------------------------
SALOMON BROTHERS INC
--------------------------------------------------------------------------------
The date of this Prospectus Supplement is March   , 1997.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE DECS, THE L SHARES, THE ADSS OR TELMEX SERIES A SHARES (OR THE AMERICAN DEPOSITARY SHARES REPRESENTING SUCH SERIES A SHARES), INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF PENALTY BIDS, DURING AND AFTER THE OFFERING. SEE "PLAN OF DISTRIBUTION".
                            ------------------------

     The DECS have not been, and will not be, registered under the Mexican Securities Market Law (Ley del Mercado de Valores) and may not be offered or sold in the United Mexican States. This Prospectus may not be distributed publicly in Mexico and the DECS may not be traded in Mexico.

     The L Shares are registered in the Securities Section (Seccion de Valores) and the Special Section (Seccion Especial) of the National Registry of Securities and Intermediaries (Registro Nacional de Valores e Intermediarios) (the "RNVI") maintained by the Mexican National Banking and Securities Commission (Comision Nacional Bancaria y de Valores). Registration of the L Shares with the RNVI does not imply any certification as to the investment quality of the L Shares, the solvency of Telmex, or the accuracy or completeness of the information included in any Offering Material.

                                    SUMMARY

     This summary does not contain all of the detailed information in this Prospectus Supplement and the Prospectus. You should refer to specific sections of this Prospectus Supplement and the Prospectus for a more complete description of our Exchangeable Notes.

                         SBC COMMUNICATIONS INC. (SBC)

     We are a holding company whose subsidiaries and affiliates operate predominately in the communications services industry. Our subsidiaries and affiliates provide landline and wireless telecommunication services and equipment, directory advertising and cable television services. Our largest subsidiary is Southwestern Bell Telephone Company, which provides telecommunication services over approximately 15 million access lines in Texas, Missouri, Oklahoma, Kansas and Arkansas. In 1996, Southwestern Bell Telephone Company provided 70% of our operating revenues and 65% of our net income. On April 1, 1996, we and Pacific Telesis Group jointly announced a definitive agreement to merge one of our subsidiaries with the Pacific Telesis Group, in a transaction in which shares of Pacific Telesis Group common stock will be exchanged for shares of our common stock, on the basis described in the merger agreement. After the merger, Pacific Telesis Group will be one of our wholly owned subsidiaries.

                   TELEFONOS DE MEXICO, S.A. DE C.V. (TELMEX)

     Telmex, together with its subsidiaries, owns and operates the largest telecommunications system in Mexico. Telmex is currently the leading provider of local and long-distance telephone services throughout Mexico. It owns the nationwide network of local telephone lines and the principal public long-distance telephone transmission facilities. It also provides telephone-related services such as directory services and cellular mobile telephone service. Based on total assets at December 31, 1996, Telmex was the second-largest company in Mexico and the largest company listed on the Mexican Stock Exchange.

                                  THE OFFERING

Securities Offered.........  We are offering up to 9,000,000 of our Exchangeable
                             Notes, which are called "DECS."

Offering Price.............  You may purchase each DECS on the date it is issued
                             for $          . That amount is the principal
                             amount of each DECS. $          is equal to the
                             last sale price of one Telmex American Depositary Share, as reported on the New York Stock Exchange
                             Composite Tape on March   , 1997. One Telmex
                             American Depositary Share represents 20 Telmex L Shares.

Maturity Date..............  The DECS will mature on March 15, 2001.

Interest...................  The DECS pay interest equal to   % times the
                             principal amount each year. You will receive an interest payment four times a year, on March 15, June 15, September 15 and December 15. The first interest payment date will be June 15, 1997.

Ranking....................  The DECS will not be secured by cash, Telmex shares or any of our other assets and will rank equally with our other unsecured and unsubordinated debt.

Exchange...................  On March 15, 2001, we must exchange each DECS for between one and about 0.8 of a Telmex American Depositary Share or pay cash equal to the value of the Telmex American Depositary Shares that we would otherwise deliver in exchange for the DECS. The exact portion of a Telmex American Depositary Share to be exchanged will depend upon what happens to the value of Telmex American Depositary Shares. We will consider the value of a Telmex American Depositary Share to be its average price on the 20 days before we exchange the DECS.

                             - If the value of a Telmex American Depositary
                               Share is $          or more, you will receive
                               about 0.8 of a Telmex American Depositary Share for each DECS.

                             - If the value of a Telmex American Depositary
                               Share is between $          and $          , you
                               will receive a fraction of a Telmex American
                               Depositary Share equal in value to the principal amount of each DECS. For example, if the principal amount of each DECS is $50 and the value of a Telmex American Depositary Share is $55, you would receive 0.9091 of a Telmex American Depositary Share for each DECS (calculation: y shares X $55 = $50; y = $50/55; y = 0.9091).

                             - If the value of a Telmex American Depositary
                               Share is $          or less, you will receive one
                               Telmex American Depositary Share for each DECS.

                             Therefore, you will receive approximately 80% of any appreciation in the market value of a Telmex
                             American Depositary Share above $          .
                             However, you will not receive any appreciation, if the value of a Telmex American Depositary Share
                             does not exceed $          . In addition, you will
                             suffer all the loss if the value of a Telmex
                             American Depositary Share falls below $          .

                             Instead of exchanging the DECS for Telmex American Depositary Shares, consistent with page S-3, we may decide to deliver cash equal in value to the shares we would otherwise have delivered for all of the DECS.

Certain Adjustment
Events.....................  If certain events affecting Telmex L Shares occur prior to the maturity of the DECS, we will exchange the DECS at maturity for a greater or lesser number of Telmex American Depositary Shares than the number of Shares you would otherwise receive or exchange the DECS at maturity for cash or other securities in addition to or instead of Telmex American Depositary Shares. These events include the payment of a stock or extraordinary cash dividend to holders of Telmex L Shares, a stock split or a recapitalization of outstanding Telmex L Shares, a distribution of securities or other property to holders of Telmex L Shares, such as in a spin-off of a subsidiary of Telmex, and a merger or consolidation of Telmex with another company.

No Early Redemption........  We do not have the option to exchange your DECS for
                             Telmex American Depositary Shares prior to March 15, 2001.

Investment in the DECS.....  The DECS are different from ordinary notes because the value of the Telmex American Depositary Shares, cash or other securities you will receive when we exchange your DECS at maturity may be more or less than the principal amount of the DECS. In many ways, they are like an investment in Telmex American Depositary Shares. However, you have less opportunity to make money from an increase in the price of Telmex American Depositary Shares by investing in the DECS than by investing in Telmex American Depositary Shares. The value of what you receive when the DECS mature will be greater than the principal amount of your DECS only if the value of a Telmex American Depositary Share
                             exceeds $          . This is an increase of about
                             20% over the price of a Telmex American Depositary Share when the DECS were first offered for sale. In addition, you will receive only about 80% of any increase in the value of a Telmex American
                             Depositary Share above $          . If the value of
                             a Telmex American Depositary Share when the DECS
                             mature is less than $          , you will receive a
                             Telmex American Depositary Share with a value less than the principal amount of your DECS and you will have lost some of the principal of your DECS
                             investment. Of course, the DECS pay interest at   %
                             per year, while a direct investment in Telmex American Depositary Shares would only pay dividends, if any. The interest you will receive is more than the historical annual dividend on a Telmex American Depositary Share.

Our Obligations............  The DECS are our obligations and not the obligations of Telmex or any other company.

U.S. Federal Taxes.........  Neither the Internal Revenue Service nor any court has decided how DECS should be treated for U.S. federal income tax purposes. You should refer to the tax section of this prospectus supplement for a description of the way we think DECS should be treated. However, the Internal Revenue Service may disagree with us. You should consult your own tax advisor about the consequences of your holding DECS.

Listing....................  We will ask the New York Stock Exchange to list the
                             DECS under the symbol "       ."

Use of Proceeds............  We will use the money we receive from the sale of the DECS for general corporate purposes.

                                  RISK FACTORS

     Investments in the DECS are risky. You should refer to the section called "Risk Factors for DECS" in this Prospectus Supplement for an explanation of what those risks are.

                             RISK FACTORS FOR DECS

     The DECS may trade at widely different prices before maturity depending upon factors such as changes in the market price of the Telmex American Depository Shares and other events that we cannot predict and are beyond our control. We describe this in more detail below.

COMPARISON TO OTHER NOTES; RELATIONSHIP TO TELMEX AMERICAN DEPOSITARY SHARES

     The DECS are different from ordinary notes because the value of the Telmex American Depositary Shares, cash or other securities you will receive when we exchange your DECS at maturity may be more or less than the principal amount of the DECS. If the value of a Telmex American Depositary Share when the DECS mature is less than the principal amount of the DECS, you will receive Telmex American Depositary Shares with a value less than the principal amount of your DECS. This would result in your losing principal from an investment in the DECS. If Telmex is insolvent or bankrupt when the DECS mature, you might lose your entire investment. You take all the risk of a fall in the value of Telmex American Depositary Shares before the DECS mature.

     In addition, you have less opportunity to make money from an increase in the price of a Telmex American Depositary Share by investing in the DECS than by investing directly in Telmex American Depositary Shares. The value of what you receive when the DECS mature will be greater than the principal amount of your DECS only if the value of a Telmex American Depositary Share exceeds
$          . This is an increase of about 20% over the price of Telmex American
Depositary Shares when the DECS were first offered for sale. In addition, you will receive only about 80% of any increase in the value of a Telmex American
Depositary Share above $          . In return, you receive annual interest of
     % on the DECS, which is more than the historical annual dividend on a Telmex American Depository Share.

     We cannot predict whether the price of a Telmex American Depositary Share will rise or fall. However, the following factors will affect the trading price of Telmex American Depositary Shares:

     - whether Telmex makes a profit and what its future prospects are;

     - trading on the capital markets generally;

     - trading on the NYSE where the Telmex American Depositary Shares are traded and on the Mexican Stock Exchange where the Telmex L Shares are traded;

     - the health of the telecommunications industry;

     - whether Telmex issues securities like the DECS, or Telmex or another person in the market transfers a large number of Telmex American Depositary Shares; and

     - political and economic conditions in Mexico.

     Refer to the attached prospectus for Telmex American Depositary Shares for information about Telmex.

IMPACT OF THE DECS ON THE MARKET FOR THE TELMEX AMERICAN DEPOSITARY SHARES

     We cannot predict accurately how or whether investors will resell the DECS and how easy it will be to resell them. Any market that develops for the DECS is likely to influence and be influenced by the market for Telmex American Depositary Shares. For example, investors' anticipation that we may deliver
Telmex American Depositary Shares that currently equal approximately      % of
the outstanding Telmex American Depositary Shares when the DECS mature could cause the price of a Telmex American Depositary Share to be unstable or fall. The following factors could also affect the price of Telmex American Depositary
Shares:

     - sales of Telmex American Depositary Shares by investors who prefer to invest in Telmex by investing in the DECS;

     - hedging an investment in the DECS by selling Telmex American Depositary Shares (called "selling short"); and

     - arbitrage trading activity between the DECS and Telmex American Depositary Shares.

DILUTION OF TELMEX AMERICAN DEPOSITARY SHARES

     The terms of the DECS include some protections so you will receive equivalent value when the DECS mature even if Telmex splits or combines its shares, pays stock dividends or does other similar things that change the number of Telmex L Shares outstanding. However, these terms do not protect against all events. For example, the amount you receive when the DECS mature may not change if Telmex offers L Shares for cash or in an acquisition, even if the price of a Telmex American Depositary Share falls and this causes the price of the DECS to fall. We have no control over whether Telmex will offer shares or do something similar in the future or the amount of any offering.

     In addition, unless and until we decide to deliver you Telmex American Depositary Shares when the DECS mature, you will have no dividend rights or other similar rights associated with Telmex American Depositary Shares.

TELMEX NOT RESPONSIBLE FOR THE DECS

     Telmex has no obligation to pay interest or principal on the DECS. Telmex also does not have to take our needs or your needs into consideration for any reason. Telmex will not receive any money from the sale of the DECS and did not decide to issue the DECS. Telmex did not determine when we will issue the DECS, how much we will sell them for or how many we will sell. Telmex is not involved in managing or trading the DECS or determining or calculating the amount you will receive when the DECS mature.

DECS MAY BE DIFFICULT TO RESELL

     We cannot predict how investors will resell the DECS or whether it will be easy or hard to resell them. The DECS are new and innovative securities, and there is currently no market in which to resell them. Salomon Brothers Inc currently intends to buy and sell the DECS but does not have to. A resale market may not develop or, if it does, may not give you the opportunity to resell your DECS and may not continue until the DECS mature.

     We will ask the New York Stock Exchange to list the DECS. If it does list them, however, the New York Stock Exchange could revoke the listing or stop trading of them at any time. If the New York Stock Exchange will no longer list the DECS or stops trading them, we will ask another national securities exchange to list the DECS or another trading market to quote them. If the DECS are no longer listed or traded on any securities exchange or trading market, or if a securities exchange or trading market stops trading of the DECS, you may have difficulty getting price information and it may be more difficult to resell the DECS.

TAX TREATMENT OF DECS UNCERTAIN

     Neither the Internal Revenue Service nor any court has decided how DECS or similar securities should be treated for U.S. federal income tax purposes. As a result, significant aspects of their tax treatment are uncertain. We will not ask the Internal Revenue Service to rule on how the DECS should be treated. The Internal Revenue Service may disagree with our conclusions on pages S-20 to S-22 of this Prospectus Supplement.

RISK FACTORS FOR TELMEX

     You should carefully consider the information in the attached prospectus of Telmex, including the risk factors for Telmex on pages 8 to 9 of the attached prospectus of Telmex.

                            SBC COMMUNICATIONS INC.

     SBC is a holding company whose subsidiaries and affiliates operate predominately in the communications services industry. SBC's subsidiaries and affiliates provide landline and wireless telecommunication services and equipment, directory advertising and cable television services.

     SBC's largest subsidiary is Southwestern Bell Telephone Company (the "Telephone Company"), which provides telecommunication services over approximately 15 million access lines in Texas, Missouri, Oklahoma, Kansas and Arkansas. The Telephone Company is subject to regulation by each of the state jurisdictions in which it operates and by the Federal Communications Commission. In 1996, the Telephone Company provided 70% of SBC's operating revenues and 65% of its net income.

     On April 1, 1996, SBC and Pacific Telesis Group ("PAC") jointly announced a definitive agreement to merge an SBC subsidiary with PAC, in a transaction in which shares of PAC common stock will be exchanged for shares of SBC common stock, on the basis described in the merger agreement. After the merger, PAC will be a wholly-owned subsidiary of SBC. The transaction is intended to be accounted for as a pooling of interests and to be a tax-free reorganization. The shareowners of SBC and PAC have each approved the transaction, the Public Service Commission of Nevada and the Federal Communications Commission have issued required approvals, and the U.S. Department of Justice has announced it will not initiate action on the merger under the Hart-Scott-Rodino antitrust law. The merger is subject, among other things, to approval by the California Public Utilities Commission (a decision on which is expected before the end of the first quarter of 1997) and allocation of the costs, fees and expenses of state regulatory approvals among the shareowners of SBC and PAC. If approvals are granted, the transaction is expected to close in the first half of 1997. See "Selected Historical and Pro Forma Financial Data of SBC."

     PAC includes a holding company, Pacific Telesis, and its various communications services industry subsidiaries. PAC's telephone subsidiaries, Pacific Bell and Nevada Bell, provide local exchange service, network access, local toll services, directory advertising, Internet access and selected information services in California and Nevada. Other PAC subsidiaries provide video, communications and other services.

                                     TELMEX

     Telmex, together with its subsidiaries, owns and operates the largest telecommunications system in Mexico. Telmex is currently the leading provider of local and long-distance telephone services throughout Mexico. It owns the nationwide network of local telephone lines and the principal public long-distance telephone transmission facilities. It also provides telephone-related services such as directory services and cellular mobile telephone service. Based on total assets at December 31, 1996, Telmex was the second-largest company in Mexico and the largest company listed on the Mexican Stock Exchange.

     For additional information about Telmex, including risks associated with an investment in Telmex ADSs, see the prospectus of Telmex attached hereto. Telmex is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The prospectus of Telmex attached hereto incorporates its 1995 Annual Report on Form 20-F, its Report on Form 6-K dated March , 1997, and all documents filed by Telmex pursuant to the Exchange Act on Form 20-F, Form 40-F, Form 10-K, Form 10-Q, Form 8-K and, if so indicated therein, Form 6-K subsequent to the date of such prospectus and prior to the termination of this DECS offering. Such documents may be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at its regional offices and at the offices of the NYSE on which the Telmex ADSs are listed. Such documents, without exhibits, also may be obtained by writing to Gerardo Munoz, Investor Relations, Telmex, Parque Via 190, Colonia Cuauhtemoc, 06599 Mexico, D.F., Mexico (telephone number (52-5) 703-3990). See "Available Information" and "Incorporation of Certain Documents by Reference" in the prospectus of Telmex attached hereto.

                      RELATIONSHIP BETWEEN SBC AND TELMEX

     Through SBC International, Inc. ("SBC International"), SBC holds a substantial equity investment in Telmex and exercises certain rights as a result of such investment.

     In December 1990, the Mexican government, which previously owned a majority of Telmex's capital stock, sold all of the Series AA Shares, without par value ("AA Shares"), representing 20.4% of the capital stock of Telmex but a majority of the full voting shares, to a trust for the benefit of a consortium of certain investors (the "Controlling Shareholders"). The Controlling Shareholders consist of (i) a group of Mexican investors (the "Mexican Controlling Shareholders"), who collectively own 51% of the AA Shares; (ii) SBC International, which owns 24.5% of the AA Shares; and (iii) France Telecom Financiere Internationale, a subsidiary of the French state-owned telecommunications agency France Telecom ("FTFI"), which owns 24.5% of the AA Shares. Of the AA Shares beneficially owned by the Mexican Controlling Shareholders, the majority is owned by Carso Global Telecom, S.A. de C.V. ("CGT") and Seguros Inbursa, S.A., both of which are controlled by Mr. Carlos Slim Helu, a member of SBC's Board of Directors. Pursuant to the terms of the trust through which the AA Shares are held, transfers of beneficial ownership of AA Shares are subject to preemptive rights, and the AA Shares generally must be voted as a block. SBC currently has the right to name to Telmex's Board of Directors three directors (four directors in odd numbered years) and three alternate directors. In September 1991, SBC International exercised an option to purchase 530,157,101 L Shares. The L Shares have limited voting rights. After giving effect to repurchases by Telmex of Telmex L Shares and sales by SBC of Telmex L Shares, SBC's total interest in Telmex (AA Shares and L Shares) represents approximately 9.6% of Telmex's total equity capitalization (AA Shares, L Shares and A Shares).

     Telmex is receiving, and expects to continue to receive, substantial consulting and management services in a broad range of areas from CGT, SBC International and FTFI pursuant to agreements with each such party negotiated, on behalf of Telmex, by a special committee of its Board of Directors. For such services, CGT, SBC International and FTFI received aggregate compensation of $75 million in 1996. See "Item 4 -- Control of Registrant" in Telmex's 1995 Annual Report on Form 20-F, incorporated by reference in the prospectus of Telmex attached to this Prospectus Supplement.

     Notwithstanding any of the foregoing, Telmex is operated and managed as an independent corporation from SBC, and while SBC may have some influence over Telmex, SBC does not consider that its ownership of AA Shares and L Shares affords it the power to control the management or policies of Telmex. Moreover, because SBC is not required to retain its present holdings of the L Shares or its beneficial ownership interest in the AA Shares in connection with the DECS or otherwise over the long term and may sell or transfer some or all of such shares from time to time, there can be no assurance that SBC will continue to have any influence over the actions and decisions taken and made by Telmex. Telmex has no obligations with respect to the DECS, including any obligation to take the needs of SBC or of holders of DECS into consideration for any reason. Telmex will not receive any of the proceeds of the offering of the DECS made hereby and is not responsible for the determination of the timing of, prices for or quantities of the DECS to be issued, or the determination or calculation of the amount to be paid upon exchange at maturity.

                    PRICE RANGE OF TELMEX ADSS AND L SHARES

     The Telmex ADSs, each representing 20 L Shares, have been issued by Morgan Guaranty Trust Company of New York (the "Depositary"), as depositary for the L Shares. The L Shares are traded on the New York Stock Exchange, and the L Shares are traded on the Mexican Stock Exchange. The Telmex ADSs are also quoted on the Stock Exchange Automated Quotation system of the International Stock Exchange of the United Kingdom and the Republic of Ireland, Ltd. ("SEAQ International") and listed on the Frankfurt Stock Exchange. On December 31, 1996, approximately 77% of the L Shares were held in the form of Telmex ADSs, and the DECS will represent 2.8% of the total L Shares that were outstanding on December 31, 1996 (assuming the over-allotment option is not exercised).

     The following table sets forth, for the periods indicated, the reported high and low closing sales prices for the L Shares on the Mexican Stock Exchange and the reported high and low closing sales prices for the Telmex ADSs on the New York Stock Exchange. Prices have not been restated in constant currency units.

                                                 MEXICAN                    NEW YORK
                                             STOCK EXCHANGE:             STOCK EXCHANGE:
                                                PESOS PER               U.S. DOLLARS PER
                                                 L SHARE                   TELMEX ADS
                                           -------------------     ---------------------------
                                            HIGH         LOW          HIGH             LOW
                                           -------     -------     -----------     -----------
1995:
  First Quarter..........................  P. 10.38    P.  8.02    U.S.$38.625     U.S.$24.250
  Second Quarter.........................     9.90        8.54          31.500          27.250
  Third Quarter..........................    10.82        9.20          35.625          29.500
  Fourth Quarter.........................    12.82        9.46          34.625          25.750
1996:
  First Quarter..........................    13.56       11.04          36.000          29.000
  Second Quarter.........................    13.88       12.26          37.375          32.500
  Third Quarter..........................    12.90       11.30          34.375          29.500
  Fourth Quarter.........................    12.98       11.72          33.250          29.625
1997:
  First Quarter (through March 10,
     1997)...............................    16.10       13.02          40.375          33.125

                                   DIVIDENDS

     While Telmex has regularly paid cash dividends in respect of its L Shares in the past, SBC makes no representations as to the amount of dividends, if any, that Telmex will pay in the future. In any event, holders of the DECS will not be entitled to receive any dividends that may be payable on the Telmex ADSs until such time as SBC, if it so elects, delivers Telmex ADSs at Maturity of the DECS. See "Description of the DECS".

     The table below sets forth the nominal amount of dividends paid by Telmex per share in each year indicated, in pesos and translated into U.S. dollars at the exchange rates on the respective payment dates.

                              YEAR ENDED                     PESOS       U.S. DOLLARS
                            DECEMBER 31,                   PER SHARE      PER SHARE
            ---------------------------------------------  ---------     ------------
               1992......................................    0.0750         0.0241
               1993......................................    0.1500         0.0482
               1994......................................    0.2500         0.0734
               1995......................................    0.3000         0.0435
               1996......................................    0.3500         0.0453

                                USE OF PROCEEDS

     The net proceeds to be received by SBC from the sales of the DECS will be used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of SBC for the periods indicated. At December 31, 1996, no preferred stock was outstanding.

                                                                YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                        1996     1995     1994     1993     1992
                                                        ----     ----     ----     ----     ----
Ratio of earnings to fixed charges....................  6.59x    5.81x    5.41x    4.51x    3.96x

     For the purpose of calculating this ratio, earnings consist of income before income taxes, extraordinary loss, cumulative effect of changes in accounting principles, and fixed charges. Fixed charges include interest on indebtedness and one-third of rental expense (the portion of rentals representative of the interest factor).

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF SBC

     The following table presents selected historical financial data of SBC and selected unaudited pro forma combined financial data after giving effect to the merger of SBC and PAC as a "pooling-of-interests." SBC selected historical data for each of the five years in the period ended December 31, 1996 have been derived from audited financial statements. The pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the merger. This pro forma information does not include the effect of changes, which will be applied retroactively, to conform accounting methodologies between PAC and SBC for, among other items, pensions, postretirement benefits, sales commissions or merger transaction costs and certain deferred tax adjustments resulting from the merger. Based on information currently available, management estimates these changes will not materially affect the pro forma operating revenues or income before extraordinary loss and cumulative effect of accounting changes, and estimates the changes will reduce the pro forma 1995 extraordinary loss from discontinuance of regulatory accounting by between $100 million and $200 million.

                                                        YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------
                                          1996        1995        1994        1993      1992
                                         -------     -------     -------     -------   -------
                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNT)
SBC -- HISTORICAL
Operating revenues.....................  $13,898     $12,670     $11,772     $10,840   $10,150
Income from continuing operations
  before extraordinary loss and
  cumulative effect of accounting
  changes..............................    2,101       1,889       1,649       1,435     1,302
Income from continuing operations
  before extraordinary loss and
  cumulative effect of accounting
  changes per common share.............     3.46        3.10        2.74        2.39      2.17
Total assets...........................   23,449      22,003      26,005      24,308    23,810
Long-term debt.........................    5,505       5,672       5,848       5,459     5,716
Network access lines...................    14.96       14.22       13.61       13.15     12.72
PRO FORMA COMBINED
Operating revenues.....................  $23,486     $21,712     $21,007     $20,084   $19,258
Income from continuing operations
  before extraordinary loss and
  cumulative effect of accounting
  changes..............................    3,158       2,937       2,785       1,626     2,475
Income from continuing operations
  before extraordinary loss and
  cumulative effect of accounting
  changes per common share.............     3.43        3.19        3.05        1.80      2.76
Total assets...........................   39,534      37,176      46,144      44,871    44,914
Long-term debt.........................   10,929      10,409      10,745      10,588    10,923
Network access lines...................    31.39       30.01       28.93       28.02     27.28

                            DESCRIPTION OF THE DECS

     The following description of the particular terms of the DECS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the accompanying Prospectus of SBC, to which description reference is hereby made.

GENERAL

     The DECS are one series of Debt Securities (as defined in the Prospectus of SBC accompanying this Prospectus Supplement), to be issued under an indenture dated as of November 1, 1994 (as supplemented from time to time, the "Indenture", which term includes the Officer's Certificate setting forth the terms of the DECS pursuant to such indenture), between SBC and The Bank of New York, as trustee (the "Trustee"). All references herein to "Debt Securities" shall refer to debt securities issued under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. All article and section references appearing herein are to articles and sections of the Indenture, and all capitalized terms have the meanings specified in the Indenture.

     The DECS will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of SBC and on a parity with the Support Obligations (as defined in the accompanying Prospectus of SBC). The aggregate number of DECS to be issued will be 9,000,000 plus such additional number of DECS as may be issued pursuant to the overallotment option granted by SBC to the Underwriter (see "Plan of Distribution"). The DECS will mature on March 15, 2001 (including by acceleration or otherwise, "Maturity"). The Indenture does not limit the amount of Debt Securities which may be issued thereunder, and in the future, SBC may issue additional Debt Securities or other securities with terms similar to those of the DECS.

     Each DECS, which will be issued with a principal amount of $          (the
"Initial Price"), will bear interest at the annual rate of        % of the
principal amount per annum (or approximately $          per annum) from the date
of original issuance, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, until the principal amount thereof is exchanged at Maturity pursuant to the terms of the DECS. Interest on the DECS will be payable quarterly in arrears on March 15, June 15, September 15 and December 15, commencing June 15, 1997 (each, an "Interest Payment Date"), to the persons in whose names the DECS are registered at the close of business on the last day of the calendar month immediately preceding such Interest Payment Date, provided that interest payable at Maturity shall be payable to the person to whom the principal is payable. Interest on the DECS will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day (as defined below), the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

     At Maturity, the principal amount of each DECS will be exchanged by SBC into a number of Telmex ADSs (or the equivalent amount of cash) at the Exchange Rate (as defined below). The "Exchange Rate" is equal to, (a) if the Maturity
Price (as defined below) is greater than or equal to $          (the "Threshold
Appreciation Price"),             . Telmex ADS per DECS, (b) if the Maturity
Price is less than the Threshold Appreciation Price but is greater than the Initial Price, (i) a fraction equal to the Initial Price divided by the Maturity Price of (ii) one Telmex ADS per DECS and (c) if the Maturity Price is less than or equal to the Initial Price, one Telmex ADS per DECS. The Exchange Rate is subject to adjustment as provided in "-- Dilution Adjustments; Other Adjustment Events." THE VALUE OF THE TELMEX ADSS TO BE RECEIVED BY HOLDERS OF THE DECS (OR, AS DISCUSSED BELOW, THE CASH EQUIVALENT TO BE RECEIVED IN LIEU OF SUCH ADSS) AT MATURITY WILL NOT NECESSARILY EQUAL THE PRINCIPAL AMOUNT OF SUCH DECS. The ratios of Telmex ADSs per DECS specified in clauses (a), (b) and (c) above of the Exchange Rate definition are hereinafter referred to as the "Share Components." Any Telmex ADSs delivered by SBC to the holders of the DECS that are not affiliated with Telmex shall be free of any transfer restrictions and the holders of the DECS will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such ADSs. No fractional Telmex ADSs will be issued at Maturity as provided under "-- Fractional Shares" below. SBC may at its option deliver cash, in lieu of delivering Telmex ADSs at Maturity. The amount of cash deliverable in respect of each DECS shall be equal to the product of the number of Telmex ADSs otherwise deliverable in respect of such DECS on the date of Maturity multiplied by the Maturity Price. In the event SBC elects to deliver cash in lieu of Telmex ADSs at Maturity, it will be obligated pursuant to the Indenture to deliver cash to all holders of DECS. On or prior to the fourth Business Day prior to March 15, 2001, SBC will notify the Trustee, which in turn will notify The Depository Trust Company and publish a notice in a daily newspaper of national circulation stating whether the principal amount of each DECS will be exchanged for Telmex ADSs or cash.

     Notwithstanding the foregoing, (i) in the case of certain dilution events, the Exchange Rate will be subject to adjustment and (ii) in the case of certain adjustment events, the consideration received by holders of the DECS at Maturity will be Telmex ADSs, other securities and/or cash. See "-- Dilution Adjustments; Other Adjustment Events" below.

     The "Maturity Price" is defined as the average Closing Price per Telmex ADS on the 20 Trading Days immediately prior to (but not including) the date of Maturity; provided, however, that if there are not 20 Trading Days for the Telmex ADSs occurring later than the 60th calendar day immediately prior to, but not including, the date of Maturity, "Maturity Price" will be defined as the market value per Telmex ADS as of Maturity as determined by a nationally recognized investment banking firm retained for such purpose by SBC. The Maturity Price is subject to adjustment as provided in "-- Dilution Adjustments; Other Adjustment Events." The "Closing Price" of any security on any date of determination means

(i) the closing sale price (or, if no closing price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date,
(ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iii) if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized independent investment banking firms selected by SBC for such purpose. A "Trading Day" is defined as a Business Day on which the security, the Closing Price of which is being determined, (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

     For illustrative purposes only, the following chart shows the number of Telmex ADSs or the amount of cash that a holder of DECS would receive for each DECS at various Maturity Prices. The table assumes that there will be no adjustments to the Exchange Rate described under "-- Dilution Adjustments; Other Adjustment Events" below. There can be no assurance that the Maturity Price will
be within the range set forth below. Given the Initial Price of $          per
DECS and the Threshold Appreciation Price of $          , a DECS holder would
receive at Maturity the following number of Telmex ADSs or amount of cash (if SBC elects to pay the DECS in cash):

             MATURITY PRICE OF           NUMBER OF                 AMOUNT
                TELMEX ADSS             TELMEX ADSS               OF CASH
            --------------------    --------------------    --------------------


     As the foregoing chart illustrates, if at Maturity, the Maturity Price is
greater than or equal to $          , SBC will be obligated to deliver
Telmex ADS per DECS, resulting in SBC receiving
percent of the appreciation in market value above $          and the DECS holder
receiving      percent of the appreciation in market value above $          . If
at Maturity, the Maturity Price is greater than $          and less than
$          , SBC will be obligated to deliver only a fraction of a Telmex ADS
having a market value equal to $          , resulting in SBC retaining all
appreciation in the market value of the Telmex ADSs. If at Maturity, the
Maturity Price is less than or equal to $          , SBC will be obligated to
deliver one Telmex ADS per DECS, regardless of the market price of such shares, resulting in the DECS holder realizing the entire loss on the decline in market value of Telmex ADSs.

     Interest on the DECS will be payable, and delivery of ADRs evidencing the Telmex ADSs (or, at the option of SBC, its cash equivalent and/or such other consideration as permitted or required as described below) in exchange for the DECS at Maturity will be made upon surrender of such DECS, at the office or agency of SBC maintained for such purposes; provided, however, that payment of interest may be made at the option of SBC by check mailed to the persons in whose names the DECS are registered at the close of business on the last day of the calendar month immediately preceding the relevant Interest Payment Date. See "-- Book-Entry System." Initially such office will be the principal corporate trust office of the Trustee in New York City, which is located at 101 Barclay Street, Floor 21 West, New York, New York 10286.

     The DECS will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such transfer except for any tax or governmental charge incidental thereto.

     The Indenture does not contain any restriction on the ability of SBC to sell, pledge or otherwise convey all or any portion of the Telmex L Shares or Telmex ADSs held by it or its subsidiaries, and no such Telmex L Shares or Telmex ADSs will be pledged or otherwise held in escrow for use at Maturity of the DECS. Consequently, in the event of a bankruptcy, insolvency or liquidation of SBC or its subsidiaries, the Telmex L Shares and Telmex ADSs, if any, owned by SBC or its subsidiaries will be subject to the claims of the creditors of SBC or its subsidiaries, respectively. In addition, as described herein, SBC will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the exchange for the principal amount of each DECS at Maturity by delivering to holders of the DECS either the specified number of Telmex ADSs or cash in an amount equal to the product of such number of ADSs multiplied by the Maturity Price. As a result, there can be no assurance that SBC will elect at Maturity to deliver Telmex ADSs or, if it so elects, that it will use all or any portion of its holdings of Telmex L Shares or Telmex ADSs at that time, if any, to make such delivery. Holders of the DECS will not be entitled to any rights with respect to Telmex L Shares or Telmex ADSs (including without limitation voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as SBC shall have delivered Telmex ADSs to holders of the DECS at Maturity thereof and the applicable record date, if any, for the exercise of such rights occurs after such date.

DILUTION ADJUSTMENTS; OTHER ADJUSTMENT EVENTS

     The Exchange Rate is subject to adjustment if Telmex shall (i) pay a stock dividend or make a distribution, in each case, with respect to the Telmex L Shares in Telmex L Shares or any other shares of common stock of Telmex, (ii) subdivide or split the outstanding Telmex L Shares, (iii) combine the outstanding Telmex L Shares into a smaller number of shares, (iv) issue by reclassification (other than a reclassification pursuant to clause (ii), (iii), (iv) or (v) of the definition of Adjustment Event below) of the Telmex L Shares any shares of common stock of Telmex, (v) issue rights or warrants to all holders of Telmex L Shares entitling them to subscribe for or purchase Telmex L Shares (other than rights to purchase Telmex L Shares pursuant to a plan for the reinvestment of dividends) at a price per share less than the Market Price (as defined below) of the Telmex L Shares on the Business Day next following the record date for the determination of holders of Telmex L Shares entitled to receive such rights or warrants, or (vi) takes any action that results in any increase or decrease in the number of Telmex L Shares represented by Telmex ADSs.

     In the case of the events referred to in clauses (i), (ii), (iii) and (iv) above, the Exchange Rate shall be adjusted by adjusting each of the Share Components of the Exchange Rate in effect immediately prior to such event so that a holders of any DECS shall be entitled to receive, upon exchange of the principal amount of such DECS at Maturity, the number of Telmex ADSs (or, in the case of a stock dividend or distribution referred to clause (i) above paid or made in other shares of common stock of Telmex or a reclassification referred to in clause (iv) above, the number of American Depository Shares representing other shares of common stock of Telmex issued pursuant thereto) which such holder of such DECS would have owned or been entitled to receive immediately following such event had such DECS been exchanged immediately prior to such event or any record date with respect thereto.

     In the case of the event referred to in clause (v) above, the Exchange Rate shall be adjusted by multiplying each of the Share Components of the Exchange Rate in effect on the record date for the determination of holders of Telmex L Shares entitled to receive the rights or warrants referred to in clause (v) above, by a fraction, of which the numerator shall be (A) the number of Telmex L Shares outstanding on such record date, plus (B) the number of additional Telmex L Shares offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be (x) the number of Telmex L Shares outstanding on such record date, plus (y) the number of additional Telmex L Shares which the aggregate offering price of the total number of Telmex L Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price of the Telmex L Shares on the Business Day next following such record date, which number of additional shares shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price of Telmex L Shares. To the extent that such rights or warrants expire prior to the Maturity of the DECS and shares of Telmex L Shares are not delivered pursuant to such rights or warrants prior to such expiration, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of Telmex L Shares actually delivered pursuant to such rights or warrants. Any Telmex L Shares issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding Telmex L Shares under this paragraph.

     In the case of the event referred to in clause (vi) above, the Exchange Rate shall be adjusted by adjusting each of the Share Components of the Exchange Rate in effect immediately prior to such event so that a holder of any DECS shall be entitled to receive, upon exchange of the principal amount of such DECS at Maturity, the number of Telmex ADSs representing the same number of Telmex L Shares as were represented by the Telmex ADSs which such holder of such DECS would have owned or been entitled to receive immediately prior to such event had such DECS been exchanged immediately prior to such event on any record date with respect thereto.

     "Market Price" means, as of any date of determination, the average Closing Price per Telmex ADS for the 20 Trading Days immediately prior to the date of determination; provided, however, that if there are not 20 Trading Days for the Telmex ADSs occurring later than the 60th calendar day immediately prior to, but not including, such date, the Market Price shall be determined as the market value per Telmex ADS as of such date as determined by a nationally recognized investment banking firm retained for such purpose by SBC. "Market Price of Telmex L Shares" shall be determined in the same manner as Market Price pursuant to the previous sentence, except that in computing average Closing Price, the Closing Price per Telmex ADS for each Trading Day shall be divided by the number of Telmex L Shares represented by one Telmex ADS on such Trading Day and market value per Telmex L Share shall be used in the proviso instead of market value per Telmex ADS.

     All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a Telmex ADS (or if there is not a nearest 1/10,000th of a Telmex ADS to the next lower 1/10,000th of a Telmex ADS). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     If an adjustment is made to the Exchange Rate pursuant to clauses (i),
(ii), (iii), (iv), (v) or (vi) above, an adjustment shall also be made to the Maturity Price as such term is used to determine which of clauses (a), (b) or
(c) of the Exchange Rate definition will apply at Maturity. The required adjustment to the Maturity Price shall be made at Maturity by multiplying the original Maturity Price by the cumulative number or fraction determined pursuant to the Exchange Rate adjustment procedure described above. In the case of a stock dividend or distribution paid or made in, or the reclassification of any Telmex L Shares into, any common stock of Telmex other than Telmex L Shares, such common stock shall be deemed to be Telmex L Shares (and the Telmex ADSs to be representing such Telmex L Shares) solely to determine the Maturity Price and to apply the Exchange Rate at Maturity. Each such adjustment to the Exchange Rate and the Maturity Price shall be made successively.

     In the event of (i) any dividend or distribution by Telmex to all holders of Telmex L Shares of evidences of its indebtedness or other assets (excluding
(1) dividends or distributions referred to in clause (i) of the first paragraph under this caption "-- Dilution Adjustments; Other Adjustment Events," (2) any common shares issued pursuant to a reclassification referred to in clause (iv) of such paragraph and (3) Ordinary Cash Dividends (as defined below)) or any issuance by Telmex to all holders of Telmex L Shares of rights or warrants (other than rights or warrants referred to in clause(v) of the first paragraph under this caption "-- Dilution Adjustments; Other Adjustment Events"), (ii) any consolidation or merger of Telmex with or into another entity (other than a merger or consolidation in which Telmex is the continuing corporation and in which the Telmex L Shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of Telmex or another corporation), (iii) any sale, transfer, lease or conveyance to another corporation of the property of Telmex as an entirety or substantially as an entirety, (iv) any statutory exchange of securities of Telmex with another corporation (other than in connection with a merger or acquisition) or (v) any liquidation, dissolution or winding up of Telmex (any such event, an "Adjustment Event"), each Holder of a DECS will receive at Maturity, in lieu of or (in the case of an Adjustment Event described in clause
(i) above) in addition to, Telmex ADSs as described above, cash in an amount equal to (A) if the Maturity Price is greater than or equal to the Threshold
Appreciation Price,           multiplied by the Transaction Value (as defined
below), (B) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, the product of (x) the Initial Price divided by the Maturity Price multiplied by (y) the Transaction Value and (C) if the Maturity Price is less than or equal to the Initial Price, the Transaction Value. Following an Adjustment Event, the Maturity Price, as such term is used in this paragraph and throughout the definition of Exchange Rate, shall be deemed to equal (A) the Maturity Price of the Telmex ADSs, as adjusted pursuant to the method set forth in the preceding paragraph, plus (B) the Transaction Value.

     Notwithstanding the foregoing, with respect to any securities received in an Adjustment Event that (A) are (i) listed on a United States national securities exchange, (ii) reported on a United States national securities system subject to last sale reporting, (iii) traded in the over-the-counter market and reported on the National Quotation Bureau or similar organization or (iv) for which bid and ask prices are available from at least three nationally recognized investment banking firms and (B) are either (x) perpetual equity securities or
(y) non-perpetual equity or debt securities with a stated maturity after the stated maturity of the DECS ("Reported Securities"), SBC may, at its option, in lieu of delivering the amount of cash deliverable in respect of Reported Securities received in an Adjustment Event, as determined in accordance with the previous paragraph, deliver a number of such Reported Securities with a value equal to such cash amount, as determined in accordance with clause (ii) of the definition of Transaction Value, as applicable; provided, however, that (i) if such option is exercised, SBC shall deliver Reported Securities in respect of all, but not less than all, cash amounts that would otherwise be deliverable in respect of Reported Securities received in an Adjustment Event, (ii) SBC may not exercise such option if SBC has elected to deliver cash in lieu of Telmex ADSs, if any, deliverable upon Maturity or if such Reported Securities have not yet been delivered to the holders entitled thereto following such Adjustment Event or any record date with respect thereto, and (iii) subject to clause (ii) of this proviso, SBC must exercise such option if SBC does not elect to deliver cash in lieu of Telmex ADSs, if any, deliverable upon Maturity. If SBC elects to deliver Reported Securities, each holder of a DECS will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such Reported Securities. If, following any Adjustment Event, any Reported Security ceases to qualify as a Reported Security, then (x) SBC may no longer elect to deliver such Reported Security in lieu of an equivalent amount of cash and (y) notwithstanding clause (ii) of the definition of Transaction Value, the Transaction Value of such Reported Security shall mean the fair market value of such Reported Security on the date such security ceases to qualify as a Reported Security, as determined by a nationally recognized investment banking firm retained for this purpose by SBC.

     The amount of cash and/or the kind and amount of securities into which the DECS shall be exchangeable after an Adjustment Event shall be subject to adjustment following such Adjustment Event in the same manner and upon the occurrence of the same type of events as described under this caption
"-- Dilution Adjustments; Other Adjustment Events" with respect to Telmex ADSs, Telmex L Shares and Telmex.

     For purposes of the foregoing, the term "Ordinary Cash Dividend" means, with respect to any consecutive 365-day period, any dividend with respect to Telmex L Shares paid in cash to the extent that the amount of such dividend, together with the aggregate amount of all other dividends on Telmex L

Shares paid in cash during such 365-day period, does not exceed on a per Telmex ADS basis 10% of the average of the Closing Prices of Telmex ADSs over such 365-day period.

     The term "Transaction Value" means (i) for any cash received in any Adjustment Event, the amount of cash received per Telmex ADS, (ii) for any Reported Securities received in any Adjustment Event, an amount equal to (x) the average Closing Price per security of such Reported Securities for the 20 Trading Days immediately prior to Maturity multiplied by (y) the number of such Reported Securities (as adjusted pursuant to the second preceding paragraph) received for each Telmex ADS and (iii) for any property received in any Adjustment Event other than cash or such Reported Securities, an amount equal to the fair market value of the property received per Telmex ADS on the date such property is received, as determined by a nationally recognized investment banking firm retained for this purpose by SBC; provided, however, that in the case of clause (ii), (x) with respect to securities that are Reported Securities by virtue of only clause (A)(iv) of the definition of Reported Securities in the third preceding paragraph, Transaction Value with respect to any such Reported Security means the average of the mid-point of the last bid and ask prices for such Reported Security as of Maturity from each of at least three nationally recognized investment banking firms retained for such purpose by SBC multiplied by the number of such Reported Securities (as adjusted pursuant to the method set forth in the second preceding paragraph) received for each Telmex ADS and
(y) with respect to all other Reported Securities, if there are not 20 Trading Days for the Telmex ADSs occurring later than the 60th calendar day immediately prior to, but not including, the date of Maturity, Transaction Value with respect to such Reported Security means the market value per security of such Reported Security as of Maturity as determined by a nationally recognized investment banking firm retained for such purpose by SBC multiplied by the number of such Reported Securities (as adjusted pursuant to the method set forth in the second preceding paragraph) received for each Telmex ADS. For purposes of calculating the Transaction Value, any cash, Reported Securities or other property receivable in any Adjustment Event shall be deemed to have been received (i) immediately prior to the close of business on the record date for such Adjustment Event or, if there is no record date for such Adjustment Event, immediately prior to the close of business on the effective date of such Adjustment Event and (ii) by holders of ADSs in proportion to the fraction of an ADS representing one Telmex L Share, whether or not such holders actually received or were entitled to receive such cash, Reported Securities or other property pursuant to the terms of the Deposit Agreement under which the ADSs are issued.

     No adjustments will be made for certain other events, such as offerings of Telmex L Shares or Telmex ADSs by Telmex for cash or in connection with acquisitions.

     SBC is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate or the occurrence of an Adjustment Event (or, in either case, if SBC is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee and to each holder of DECS of the occurrence of such event, including a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate or change in the consideration to be received by holders of DECS following the Adjustment Event was determined and setting forth the revised Exchange Rate or consideration, as the case may be; provided, however, that in respect of any adjustment to the Maturity Price, such notice will only disclose the factor by which the Maturity Price is to be multiplied in order to determine which clause of the Exchange Rate definition will apply at Maturity.

FRACTIONAL SHARES

     No fractional Telmex ADSs or Reported Securities will be issued if SBC exchanges the DECS for Telmex ADSs. If more than one DECS is surrendered for exchange at one time by the same holder, the number of full Telmex ADSs or Reported Securities which shall be delivered upon exchange, in whole or in part, as the case may be, shall be computed on the basis of the aggregate number of DECS so surrendered at Maturity. In lieu of any fractional Telmex ADSs or other security otherwise issuable in respect of all DECS of any holder which are exchanged at Maturity, such holder shall be entitled to receive an amount in cash equal to the value of such fractional Telmex ADS or security at the Maturity Price.

DELIVERY OF SECURITIES UPON MATURITY

     All Telmex ADSs and Reported Securities deliverable to holders of the DECS upon Maturity will be delivered to such holders, whenever practicable, in such manner (such as by book-entry transfer) so as to assure same-day transfer of such securities to such holders and otherwise in the manner customary at such time for delivery of such securities and securities of the same type. Notwithstanding the foregoing, it may not be possible under market practices prevailing at the Maturity of the DECS to transfer Telmex ADSs and/or Reported Securities so as to assure same-day transfer of such securities to holders of the DECS. Accordingly, such holders of the DECS may receive all or a portion of the Telmex ADSs and/or Reported Securities into which such DECS are exchangeable after the date of Maturity.

REDEMPTION

     The DECS are not subject to redemption prior to Maturity and do not contain sinking fund or other mandatory redemption provisions. The DECS are not subject to payment prior to the date of Maturity at the option of the holder.

BOOK-ENTRY SYSTEM

     It is expected that the DECS will be issued in the form of one or more global securities (the "Global Securities") deposited with The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

     DTC has advised SBC and the Underwriter as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities of persons who have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. Such participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of a Global Security, DTC or its nominee will credit the respective DECS represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Underwriter. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. See "Description of Debt Securities -- Book-Entry Securities" in the accompanying Prospectus of SBC.

     Payment of principal of and any interest on the DECS registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of SBC, the Trustee, any Paying Agent or any securities registrar for the DECS will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. See "Description of Debt
Securities -- Book-Entry Securities" in the accompanying Prospectus of SBC.

SAME-DAY FUNDS SETTLEMENT SYSTEM AND PAYMENT

     Settlement for the DECS will be made by the Underwriter in immediately available funds. All payments of principal and interest on the Global Securities will be made by SBC in immediately available funds.

     The DECS will trade in DTC's Same-Day Funds Settlement System until Maturity, and secondary market trading activity in the DECS will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the DECS.

REGARDING THE TRUSTEE

     SBC maintains banking relationships in the ordinary course of business with the Trustee. The Trustee is also the trustee under an indenture with SBC and SBC Communications Capital Corporation and an indenture with the Telephone Company.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon the advice of special tax counsel to SBC, Skadden Arps Slate Meagher & Flom LLP, as to certain of the material U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States and an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source (any of the foregoing, a "U.S. person") who is the beneficial owner of a DECS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the DECS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Prospectus Supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to holders who are initial holders of the DECS, who purchase the DECS at par and who will hold the DECS and, if applicable, the Telmex ADSs Shares as capital assets. This summary does not address all aspects of federal income taxation that may be relevant to a particular holder in light of his or its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the DECS as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the DECS or instruments similar to the DECS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the DECS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the DECS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE DECS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE DECS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     Pursuant to the terms of the Indenture, the Company and every holder of a DECS will be obligated (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a DECS for all tax purposes as a forward purchase contract to purchase Telmex ADSs at Maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the DECS the holder deposits irrevocably with the Company a fixed amount of cash equal to the purchase price of the DECS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at Maturity to satisfy such obligation, (b) until Maturity the Company will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the DECS as compensation to the holder for the Company's use of such cash deposit during the term of the DECS, and (c) at Maturity such cash deposit unconditionally and irrevocably will be applied by the Company in full satisfaction of the holder's obligation under the forward purchase contract, and the Company will deliver to the holder the number of Telmex ADSs that the holder is entitled to receive at that time pursuant to the terms of the DECS (subject to the Company's right to deliver cash in lieu of the Telmex ADSs). (Prospective investors should note that cash proceeds of this offering will not be segregated by the Company during the term of the DECS, but instead will be commingled with the Company's other assets and applied in a manner consistent with the "Use of Proceeds" discussion above.) Consistent with the above characterization, (i) amounts paid to the Company in respect of the original issue of a DECS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such DECS, and (ii) amounts denominated as interest that are payable with respect to the DECS will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting.

     Under the above characterization of the DECS, a holder's tax basis in a DECS generally will equal the holder's cost for that DECS. Upon the sale or other taxable disposition of a DECS, a U.S. Holder generally will recognize gain or loss equal to the differences between the amount realized on the sale or other taxable disposition and the U.S. Holder's tax basis in the DECS. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the DECS for more than one year at the time of disposition.

     Under the above characterization of the DECS, if the Company delivers Telmex ADSs at Maturity, a U.S. Holder will recognize no gain or loss on the purchase of the Telmex ADSs against application of the monies received by the Company in respect of the DECS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the DECS (less the portion of the tax basis of the DECS allocable to any fractional share, as described in the next sentence). A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the DECS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If at Maturity the Company pays the DECS in cash, a U.S. Holder will recognize capital gain or loss equal to any difference between the amount of cash received from the Company and the U.S. Holder's tax basis in the DECS at that time. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the DECS for more than one year at Maturity.

     Due to the absence of authority as to the proper characterization of the DECS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the federal income tax consequences of owning a DECS under Treasury regulations promulgated in June 1996 governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations apply to debt instruments issued on or after August 13, 1996. The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and the adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the interest actually paid on a contingent debt instrument, the owner of that instrument will recognize ordinary interest income in excess of the cash the owner receives. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     The Company believes that the Contingent Payment Regulations do not apply to the DECS, because those Regulations apply only to debt instruments that provide for contingent payments. The DECS are payable by the delivery of Telmex ADSs (unless the Company exercises its option to deliver cash at Maturity) and provide economic returns that are indexed to the performance of Telmex ADSs. The DECS therefore offer no assurance that a holder's investment will be returned to the holder at Maturity. Accordingly, the Company believes that the DECS properly are characterized for tax purposes, not as debt instruments, but as forward purchase contracts in respect of which holders have deposited a fixed amount of cash with the Company, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations applied to the DECS, then, among other matters, (i) gain realized by a holder on the sale or other taxable disposition of a DECS (including as a result of payments made at Maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the DECS had been held for more than one year at the time of such disposition), and (ii) a U.S. Holder would recognize ordinary income, or ordinary or capital loss (as the case may be, under the rules summarized above) on the receipt of Telmex ADSs, rather than capital gain or loss upon the ultimate sale of such securities.

     Even if the Contingent Payment Regulations do not apply to the DECS, it is possible that the IRS could seek to characterize the DECS in a manner that results in tax consequences to initial holders of the DECS different from those reflected in the Indenture and described above. Under alternative characterizations of the DECS, it is possible, for example, that a DECS could be treated as including a forward contract and one or more options.

NON-UNITED STATES PERSONS

     In the case of a holder of the DECS that is not a U.S. person, payments made with respect to the DECS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the DECS by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the DECS may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among Salomon Brothers Inc (the "Underwriter"), SBC and Telmex, SBC has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the aggregate number of DECS set forth below:

                                                                                 NUMBER
                                   UNDERWRITER                                  OF DECS
    -------------------------------------------------------------------------  ----------
    Salomon Brothers Inc.....................................................   9,000,000
                                                                                =========

     In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the DECS offered hereby if any DECS are purchased.

     SBC has been advised by the Underwriter that it proposes to offer the DECS directly to the public initially at the public offering price set forth on the cover of this Prospectus Supplement and to certain dealers at such prices less a concession not in excess of $. per DECS. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $. per DECS to other dealers. After the initial public offering, such public offering price and such concession and reallowance may be changed.

     Telmex and SBC have agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any Telmex L Shares, Telmex ADSs or any securities convertible into or exercisable or exchangeable for Telmex L Shares or Telmex ADSs or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Telmex L Shares or Telmex ADSs, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Telmex L Shares or Telmex ADSs or such other securities, in cash or otherwise, for a period of at least 90 days from the date of this Prospectus Supplement without the prior written consent of the Underwriter; provided, however, that Telmex may issue L Shares upon conversion of outstanding A Shares and Telmex may sell L Shares pursuant to any employee stock option plan of Telmex in effect on the date the Underwriting Agreement is executed. If any such consent is given, it would not necessarily be preceded or followed by a public announcement thereof.

     SBC has granted to the Underwriter an option, exercisable for the 30-day period after the date of this Prospectus Supplement, to purchase up to an additional 1,000,000 DECS from SBC, at the same price per DECS as the initial DECS to be purchased by the Underwriter. The Underwriter may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sale of DECS offered hereby.

     The DECS will be a new issue of securities with no established trading market. Application has been made to list the DECS on the NYSE, and the Underwriter intends to make a market in the DECS, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriter without notice. Accordingly, no assurance can be given as to the liquidity of such market.

     During and after the offering of the DECS, the Underwriter and its affiliates may engage in transactions that stabilize, maintain or otherwise affect the market prices of the DECS, the L Shares, the ADSs or the Telmex A Shares (or the American Depositary Shares representing such A Shares). Such transactions may include stabilization transactions effect in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase DECS, L Shares, ADSs, or Telmex A Shares (or American Depositary Shares representing such A Shares) for the purpose of stabilization of their market prices. The Underwriter also may create a short position for its account by selling more DECS than it is committed to purchase from SBC, and in such case may purchase DECS in the open market following completion of the offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position in the DECS, up to 1,000,000 DECS, by exercising the Underwriter's over-allotment option referred to above. In addition the Underwriter may impose "penalty bids" whereby it may reclaim from dealers participating in the offering the selling concession with respect to the DECS that are distributed in the offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the DECS, the L Shares, the ADSs, or the Telmex A Shares (or the American Depositary Shares representing such A Shares) at levels above those which might otherwise prevail in the open market. These transactions may be effected on the New York Stock Exchange, the Mexican Stock Exchange, in the over-the-counter market or otherwise. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Underwriting Agreement provides that SBC will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriter may be required to make in respect thereof.

     In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged in and may in the future engage in commercial and investment banking transactions with Telmex, SBC and their respective affiliates, for which customary compensation has been or may be received.

                                 LEGAL OPINIONS

     The validity of the DECS will be passed upon for SBC by Mr. James D. Ellis, Senior Executive Vice President and General Counsel of SBC, and for the Underwriter by Sullivan & Cromwell, New York, New York. As of December 31, 1996, Mr. Ellis owned, and held options to purchase, less than 1% of the outstanding shares of SBC Common Stock. Sullivan & Cromwell from time to time performs legal services for SBC.

                                    EXPERTS

     The consolidated financial statements and schedules of SBC at December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, incorporated by reference in the accompanying prospectus of SBC, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports therein, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been incorporated by reference in reliance upon such reports given upon the authority of Ernst & Young LLP as experts in accounting and auditing.

     The consolidated financial statements of PAC as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, incorporated by reference in the accompanying prospectus of SBC, have been audited by Coopers & Lybrand LLP, independent accountants. The financial statements audited by Coopers & Lybrand LLP have been incorporated herein by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

PROSPECTUS

U.S. $3,000,000,000

SBC COMMUNICATIONS INC.
DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK

SOUTHWESTERN BELL CAPITAL CORPORATION
DEBT SECURITIES

SBC Communications Inc. (the "Corporation" or "SBC") may offer from time to time, together or separately, (i) in one or more series, unsecured senior debentures, notes or other obligations ("Debt Securities") of the Corporation, any of which may be convertible or exchangeable into preferred stock, par value $1.00 per share, of the Corporation ("Preferred Stock"), Depositary Shares (as defined herein), common stock, par value $1.00 per share, of the Corporation ("Common Stock"), or equity securities of another issuer; (ii) Preferred Stock, which may be convertible or exchangeable into other Preferred Stock (including Depositary Shares), Common Stock or equity securities of another issuer; (iii) Depositary Shares; and (iv) Common Stock. The Debt Securities, Common Stock, Preferred Stock and Depositary Shares are collectively referred to herein as the "Securities." The Corporation may issue Securities for proceeds up to an aggregate of not more than U.S. $3,000,000,000 or the equivalent thereof in one or more currencies or currency units on terms to be determined at the time such Securities are offered for sale. As used herein, Securities shall include securities denominated in U.S. dollars or, at the option of the Corporation and if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit. The Debt Securities will be unsecured and will rank equally with all other unsubordinated and unsecured indebtedness and certain other obligations of the Corporation.

When a particular series of Securities is offered, a prospectus supplement ("Prospectus Supplement") together with this Prospectus will be delivered setting forth the terms of such Securities, including, where applicable, (i) with regard to Debt Securities, the specific designation, aggregate principal amount, currency or currencies in which the principal, premium, if any, and interest are payable, denominations, maturity, rate or rates of any interest, any index, price or formula to be used for determining the amount of any payment of principal, premium, if any, or interest, any interest payment dates, whether the Securities are issuable in registered form, in bearer form, or in the form of one or more global securities or a combination thereof, any redemption provisions, terms, if any, for conversion or exchange into other securities, any listing on a securities exchange, the initial public offering price, methods of distribution and any other specific terms in connection with the offering and sale of such Securities; (ii) with regard to Preferred Stock, the specific designation, number of shares, title, stated value and liquidation preference of each share, dividend rate or method of calculation, dividend periods, dividend payment dates, any redemption or sinking fund provision, any conversion or exchange provisions, whether fractional interests in shares of Preferred Stock will be offered through depositary arrangements, any listing on a securities exchange, the initial public offering price, methods of distribution and any other specific terms in connection with the offering and sale of such Securities; (iii) with regard to Depositary Shares, the fraction of a share of Preferred Stock which each such Depositary Share will represent; and (iv) with regard to Common Stock, the number of shares offered, methods of distribution and the initial public offering price. With regard to Debt Securities or Preferred Stock that is convertible, exchangable or redeemable into or for the securities of another issuer, the applicable Prospectus Supplement relating to such Debt Securities or Preferred Stock will identify such other issuer (the "Third Party"), the securities into which such Debt Securities or Preferred Stock may be converted, or for which they may be exchanged or redeemed (the "Third Party Securities") and, to the extent that the Third Party is subject to the periodic reporting requirements of the Exchange Act, all documents filed by the Third Party pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the Third Party's last completed fiscal year, as well as the document in which the description of the Third Party Securities is contained.

Southwestern Bell Capital Corporation ("Capital"), a wholly owned subsidiary of SBC, may also offer from time to time, together or separately, in one or more series, Debt Securities of Capital. Any such Debt Securities may be issued in such amounts and otherwise having any of the terms specified herein for Debt Securities of the Corporation, except that Debt Securities of Capital will not be convertible or exchangeable. Any Debt Securities issued by Capital will also be entitled to the benefits of a Support Agreement of SBC as described herein (the "Support Obligations"). Unless otherwise stated, the term "Securities" also includes Debt Securities of Capital and related Support Obligations of SBC.

The Corporation's Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. Any Common Stock offered will be listed, subject to notice of issuance, on such exchanges.

The Corporation or Capital may sell Securities to or through underwriters, and may also sell Securities directly to other purchasers or through agents. If any underwriters, dealers or agents are involved in the sale of Securities in respect of which this Prospectus is being delivered, the names of such underwriters, dealers or agents, any compensation to such underwriters, dealers or agents will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 6, 1995.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information filed by the Corporation can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: 7 World Trade Center, Suite 1300, New York, NY 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and 5670 Wilshire Blvd., 11th Floor, Los Angeles, CA 90036-3648. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, NY 10005, on which the Corporation's common stock is traded.

     Capital has been advised by the SEC in a No-Action Letter that separate financial information regarding Capital need not be included in any registration statement on Form S-3 filed by Capital and the Corporation with respect to Debt Securities issued by Capital and the Support Agreement. The SEC also stated in such No-Action Letter that it will not raise any objection if Capital does not file periodic reports pursuant to Sections 13 and 15(d) of the Exchange Act.

     The Corporation and Capital have filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

                            ------------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by SBC with the SEC (File No. 1-8610) and are hereby incorporated herein by reference:

          (1) SBC's Annual Report on Form 10-K for the year ended December 31, 1994; and

          (2) SBC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

     ALL DOCUMENTS FILED BY SBC PURSUANT TO SECTION 13(A), 13(C), 14 OR 15(D) OF THE EXCHANGE ACT SUBSEQUENT TO THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THE OFFERING OF THE SECURITIES SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND TO BE PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED

OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

     Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge from SBC's Specialist -- External Reporting, SBC Communications Inc., 175 E. Houston Street, San Antonio, Texas 78205-2233 (telephone number (210) 351-3049).

                            SBC COMMUNICATIONS INC.

     The Corporation is a communications holding company whose subsidiaries are engaged principally in communications services. The Corporation has several subsidiaries, which include: Southwestern Bell Telephone Company ("Telephone Company"), Southwestern Bell Mobile Systems, Inc. ("Mobile Systems"), SBC International, Inc. ("SBC International"), Southwestern Bell Yellow Pages, Inc. ("Yellow Pages") and Southwestern Bell Telecommunications, Inc. ("Telecom"). The Telephone Company provides telephone services in the states of Arkansas, Kansas, Missouri, Oklahoma and Texas (five-state area) and is the Corporation's largest subsidiary, accounting for approximately 65 percent of the Corporation's 1994 income before extraordinary loss and cumulative effect of changes in accounting principles; Mobile Systems principally provides wireless communication services; SBC International is a holding company owning interests in directory, cable television and telecommunications businesses in Australia, Chile, France, Israel, Mexico and the United Kingdom; Yellow Pages engages principally in the sale of advertising for and publication of Yellow Pages and White Pages directories and in other directory-related activities; and Telecom is engaged in the sale of customer premises and private business exchange equipment.

     The Corporation was incorporated under the laws of the State of Delaware in 1983 by AT&T as one of seven regional holding companies formed to hold AT&T's local telephone companies. AT&T divested the Corporation by means of a spin-off of stock to its shareowners on January 1, 1984 (the "divestiture"). The divestiture was made pursuant to a consent decree, referred to as the Modification of Final Judgment, issued by the United States District Court for the District of Columbia.

     Capital is a wholly owned finance subsidiary of the Corporation and was incorporated in 1986 under the laws of the State of Delaware. Capital is engaged principally in issuing debt securities and lending the proceeds to the Corporation and to certain subsidiaries of the Corporation other than the Telephone Company.

     Capital and SBC have entered into a Support Agreement, dated as of November 10, 1986, in which SBC has agreed, among other things, to ensure the timely payment of principal, premium, if any, and interest owed on any debt securities, including Debt Securities, and certain other obligations issued by Capital ("Debt"), with the limitation that no Holder of Debt Securities issued by Capital or other entity to which Capital Corporation owes any Debt will have recourse to or against the stock or assets of the Telephone Company or any interest of SBC or Capital in the Telephone Company. See "Description of Debt Securities -- Support Obligations."

     The principal office of Capital is located at 175 E. Houston Street, San Antonio, Texas 78205-2233 (telephone number (210) 351-3888).

     SBC's principal executive offices are located at 175 E. Houston Street, San Antonio, Texas 78205-2233 (telephone number (210) 821-4105).

                                USE OF PROCEEDS

     Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities by the Corporation or Capital are intended to be used to provide funds in connection with the repayment of long and short-term debt of Capital or the Corporation, if any, to provide funds for the diversification of the Corporation's activities, to provide funds for certain subsidiaries of the Corporation other than the Telephone Company, and to provide funds for the general corporate purposes of the Corporation.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of SBC for the periods indicated. At December 31, 1994, no preferred stock was outstanding.

THREE MONTHS
 ENDED MARCH
     31                   YEAR ENDED DECEMBER 31,
-------------     ----------------------------------------
1995     1994     1994     1993     1992     1991     1990
----     ----     ----     ----     ----     ----     ----
4.98     4.74     5.41     4.51     3.96     3.53     3.69

     For the purpose of calculating this ratio, earnings consist of income before income taxes, extraordinary loss, cumulative effect of changes in accounting principles, and fixed charges. Fixed charges include interest on indebtedness and one-third of rental expense (the portion of rentals representative of the interest factor).

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities of any series to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Debt Securities of the Corporation are to be issued under an Indenture dated as of November 1, 1994 (the "SBC Indenture"), between the Corporation and The Bank of New York, as trustee ("Trustee"). The Debt Securities of Capital are to be issued under an Indenture dated as of February 1, 1987, as supplemented by the First Supplemental Indenture, dated as of October 1, 1990, among Capital, the Corporation, and the Trustee (together, the "Capital Indenture" and, together with the SBC Indenture, the "Indentures"). Copies of the Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures, including the definitions therein of certain terms. Particular sections of the Indentures which are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities.

GENERAL

     The Indentures do not limit the amount of Debt Securities which may be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to, a resolution of the Board of Directors of the Corporation or Capital, as the case may be. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby: (i) the title of the Debt Securities of the series; (ii) if other than U.S. dollars, the currency or currencies (which may include composite currencies such as the European Currency Unit) of payment of principal of and interest on the Debt Securities of the series; (iii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iv) the date or dates on which the principal of the Debt Securities of the series is payable; (v) the rate or rates (or manner of calculation thereof) at which the Debt Securities of the series will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date and the extent to which, or the manner in which, any interest payable on a global security on an interest payment date will be paid if other than in the manner described under "Global Securities"; (vi) the place or places where the principal of and interest on the Debt Securities of the series will be payable; (vii) any redemption or sinking fund provisions; (viii) if in other than denominations of $1,000 and any integral multiple thereof, the denominations in which Debt Securities of the series shall be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (x) whether the Debt Securities of the series will be issuable in registered or bearer form or both, whether any such Debt Securities are to be issuable initially in temporary global form and whether any such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Debt Security may exchange such interests for Debt Securities of like tenor of any authorized form and denomination and the circumstances under which any such exchange may occur, any restrictions applicable to the offer, sale or delivery of Debt Securities in bearer form ("bearer Debt Securities") and whether, and the terms upon which, bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa;
(xi) whether and under what circumstances the Corporation or Capital will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Corporation or Capital will have the option to redeem such Debt Securities rather than pay such additional amounts; (xii) any index, price or formula used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities of the series; (xiii) in the case of Debt Securities of the Corporation, the terms, if any, upon which the Debt Securities may be convertible into or exchanged for Common Stock or Preferred Stock (which may be represented by Depositary Shares) of the Corporation or for equity securities of another issuer and the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision in addition to or in lieu of those described herein; and (xiv) any additional provisions or other special terms not inconsistent with the provisions of the Indentures, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Sections 2.01 and 2.02.)

     Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of the issuer thereof and will rank on a parity with the issuer's other unsecured and unsubordinated indebtedness and, in the case of Debt Securities of the Corporation, on a parity with the Support Obligations.

     Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both, or in the form of one or more global securities, as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in denominations of U.S. $1,000 and integral multiples thereof. Bearer Debt Securities will be offered, sold and delivered only outside the United States to non-U.S. persons and to offices located outside the United States of certain U.S. financial institutions. For purposes of this Prospectus, "United States" or "U.S." means the United States of America, including the states and the District of Columbia, its territories, its possessions and all other areas subject to its jurisdiction. "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     Particular restrictions on the offer, sale and delivery of bearer Debt Securities and any special federal income tax considerations applicable to bearer Debt Securities will be described in the Prospectus Supplement relating thereto.

     Except as set forth in an applicable Prospectus Supplement, interest on bearer Debt Securities will be payable only upon presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of the Corporation located outside of the United States.

(Section 2.05(c).) The Corporation or Capital will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Corporation or Capital will maintain a paying agent outside the United States to which the bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04.) No payment with respect to any bearer Debt Securities will be made at any office or agency in the United States or by check mailed in or to an address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments on bearer Debt Securities denominated and payable in U.S. dollars will be made in the United States if (but only if) payment of the full amount thereof in U.S. dollars at each office of each paying agent outside the United States appointed and maintained by the Corporation is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 2.05.)

     Registration of transfer of registered Debt Securities may be requested upon surrender thereof at an agency of the Corporation or Capital maintained for such purpose ("Registrar") and upon fulfillment of all other requirements of such Registrar. (Section 2.08(a).) Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Original Issue Discount Securities. "Original Issue Discount Security" means any Debt Security which provides for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof upon the occurrence of an event of default and the continuation thereof. (Section 1.01.)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on registered Debt Securities (other than a global security) will be made at the office of such paying agent or paying agents as the Corporation or Capital may designate from time to time, except that, at the option of the Corporation or Capital, payment of any interest may be made (i) by check mailed to the address of the payee entitled thereto or (ii) by wire transfer to an account maintained by such payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on registered Debt Securities will be made to the person in whose name such registered Debt Security is registered at the close of business on the record date for such interest payment.

     If the purchase price of any of the Debt Securities is denominated in other than U.S. dollars or if the principal of and any premium and interest on any series of Debt Securities is payable in other than U.S. dollars, then the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such currency or currencies will be set forth in the applicable Prospectus Supplement.

BOOK-ENTRY SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a Depository (the "Depository") identified in the Prospectus Supplement relating to such series. The specific terms of the Depository arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Corporation and Capital each anticipates that the following provisions will apply to all Depository arrangements for registered Debt Securities issued by it.

     Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a global security to be deposited with or on behalf of a Depository will be represented by a global security registered in the name of such Depository or its nominee. Upon issuance of a global security in registered form, the Depository of such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such global security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities, or by the Corporation or Capital if such Debt Securities are offered and sold directly by the Corporation or Capital. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global securities will be shown on, and the transfer of that ownership will be effected only through records maintained by the Depository (with respect to participants' interests) or its nominee for such global security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of Debt Securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

     So long as the Depository for a global security in registered form, or its nominee, is the registered owner of such global security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such global security for all purposes under the Indentures. Except as set forth below, owners of beneficial interests in such global securities will not be entitled to have Debt Securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indentures.

     Principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such Debt Securities. Neither the Corporation, Capital, the Trustee, or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Corporation and Capital each expects that the Depository for Debt Securities of a series, upon receipt of any payments of principal, premium, if any, or interest in respect of a global security, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such Depository. The Corporation and Capital each also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     Unless and until it is exchanged in whole or in part for Debt Securities in definitive form in accordance with the terms of the Debt Securities, a global security may not be transferred except as a whole by the Depository for such global security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor Depository. If a Depository for Debt Securities notifies the Corporation or Capital that it is unwilling or unable to continue as depository for such global security or if at any time such Depository ceases to be a clearing agency registered under the Exchange Act, and a successor Depository is not appointed by the Corporation or Capital within 90 days, the Corporation or Capital will issue Debt Securities in definitive registered form in exchange for the global security representing such Debt Securities. In addition, the Corporation or Capital may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more global securities and, in such event, will issue Debt Securities in definitive registered form in exchange for all global securities representing such Debt Securities. Further, if an event of default, or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default, under the Indentures occurs and is continuing with respect to the Debt Securities of a series, or if the Corporation or Capital so specifies with respect to the Debt Securities of a series, the Depository may exchange a global security representing Debt Securities of such series for Debt Securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

EXCHANGE OF SECURITIES

     Registered Debt Securities in definitive form may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities to the Registrar and upon fulfillment of all other requirements of such Registrar. (Section 2.08(a).)

     To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities in definitive form may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Debt Securities) to the Registrar (or a paying agent if the exchange is for bearer securities) and upon fulfillment of all other requirements of the Registrar (or such paying agent). (Section 2.08(b).) Registered Debt Securities may not be exchanged for bearer Debt Securities.

LIENS ON ASSETS

     The Indentures do not restrict the Corporation or Capital from pledging or otherwise encumbering any of its assets, including, in the case of the Corporation, the stock of the Telephone Company and its right to dividends paid thereon.

SUCCESSOR ENTITY

     Neither the Corporation nor, if it issues the Debt Securities, Capital may consolidate with or merge into, or be merged into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a U.S. corporation, in the case of the Corporation, and assumes all the obligations of the Corporation under the Debt Securities and any coupons related thereto or the Support Obligation, as the case may be, and the relevant Indenture and, in the case of Capital, assumes all the obligations of Capital under the Debt Securities and any coupons related thereto, and the Capital Indenture. Thereafter, except in the case of a lease, all such obligations of the Corporation under the Debt Securities or the Support Obligations, as the case may be, and such Indenture, and of Capital under the Debt Securities and the Capital Indenture shall terminate. (Sections 5.01 and 5.02.)

EVENTS OF DEFAULT

     The following events are defined in the Indentures as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series when the same becomes due and payable and continues for 90 days; (ii) default in the payment of the principal of any Debt Security of such series when the same becomes due and payable at maturity, upon redemption, or otherwise; (iii) failure by the Corporation or, in the case of Debt Securities issued by Capital, failure by Capital for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the related Indenture, in any supplemental indenture under which the Debt Securities of that series may have been issued (other than covenants relating only to other series); and (iv) certain events of bankruptcy or insolvency of the Corporation or, in the case of Debt Securities issued by Capital, of Capital. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the Holders of at least 25 percent in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of, and any accrued interest on, all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of Original Issue Discount Securities, such specified amount) and any accrued interest will become due and payable immediately. (Section 6.02.)

     Debt Securityholders may not enforce the Debt Securities or related Indenture, except as provided in such Indenture. (Section 6.06.) The Trustee may require indemnity satisfactory to it before it enforces the Debt Securities or related Indenture. (Section 7.07.) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected may direct the Trustee in its exercise of any trust power with respect to Debt Securities of that series. (Section 6.05.) The Trustee may withhold from Debt Securityholders notice of any continuing default (except a default in payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

     Nothing contained in this section should be construed so as to limit the rights of Debt Securityholders under the Trust Indenture Act of 1939, as amended.

AMENDMENT AND WAIVER

     Subject to certain exceptions, the SBC Indenture or the Debt Securities issued thereunder may be amended or supplemented by the Corporation and the Trustee, and the Capital Indenture or the Debt Securities issued thereunder may be amended by Capital, the Corporation or the Trustee, in each case with the written consent of the Holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each such series voting as a class), or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each such series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not (i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate of or change the time for payment of interest on any Debt Security; (iii) reduce the principal of, or change the fixed maturity of, any Debt Security; (iv) waive a default in the payment of the principal of or interest on any Debt Security; (v) make any Debt Security payable in currency other than that stated in the Debt Security; or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Securities. (Section 9.02.)

     Either Indenture may be amended or supplemented without the consent of any holder of Debt Securities issued thereunder (i) to cure any ambiguity, defect or inconsistency in such Indenture or in such Debt Securities of any series; (ii) to provide for the assumption of all the obligations of the Corporation under the Debt Securities and any coupons related thereto or under the Support Obligations, as the case may be, and the related Indenture and, in the case of the Capital Indenture, the obligations of Capital under the Debt Securities and any coupons related thereto and the Capital Indenture in connection with a merger, consolidation or transfer or lease of the Corporation's or Capital's property and assets substantially as an entirety as provided for in such Indenture; (iii) to provide for the issuance of, and establish the form, terms and conditions of, a series of Debt Securities or to establish the form of any certifications required to be furnished pursuant to the terms of such Indenture for any series of Debt Securities; (iv) to secure the Debt Securities pursuant to Section 4.02 of such Indenture; (v) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (vi) to add to rights of Debt Securityholders or surrender any right or power conferred on the Corporation or Capital; or (vii) to make any change that does not adversely affect the rights of any Debt Securityholder. (Section 9.01.)

CONVERTIBLE AND EXCHANGEABLE DEBT SECURITIES

     Certain Debt Securities issued by the Corporation (the "Convertible Debt Securities") may be convertible into Preferred Stock (including Depositary Shares) or Common Stock of the Corporation and certain Debt Securities issued by the Corporation ("Exchangeable Debt Securities") may be exchangeable for equity securities of another issuer. The holders of Convertible Debt Securities of a specified series may be entitled or, if so provided in the applicable Prospectus Supplement, may be required at such time or times specified in the applicable Prospectus Supplement, subject to prior redemption, repayment or repurchase, to convert any Convertible Debt Securities of such series (in denominations set forth in the applicable Prospectus Supplement) into Preferred Stock, Depositary Shares or Common Stock, as the case may be (collectively, the foregoing securities into which the Convertible Debt Securities may convert are referred to herein as "Conversion Securities") at the conversion price set forth in the applicable Prospectus Supplement, subject to adjustment as described below, and in the applicable Prospectus Supplement. The holders of Exchangeable Debt Securities of a specified series may be entitled or, if so provided in the applicable Prospectus Supplement, may be required at such time or times specified in the applicable Prospectus Supplement, subject to prior redemption, repayment or repurchase, to exchange any Exchangeable Debt Securities of such series (in denominations set forth in the applicable Prospectus Supplement) for specified equity securities of another issuer described in the Prospectus Supplement (collectively, the foregoing securities for which the Exchangeable Debt Securities may be exchanged are referred to herein as "Exchange Securities") at the exchange price set forth in the applicable Prospectus Supplement, subject to adjustment as described below, and in the applicable Prospectus Supplement. The relevant provisions for each series of Convertible or Exchangeable Debt Securities will be set forth in the applicable Prospectus Supplement. Except as described below or in the applicable Prospectus Supplement, no adjustment will be made upon conversion of any Convertible Debt Securities or exchange of any Exchangeable Debt Securities for interest accrued thereon or for dividends on any Conversion or Exchange Securities issued or delivered. If any Convertible or Exchangeable Debt Securities not called for redemption are converted or exchanged between a Regular Record Date for the payment of interest and the next succeeding Interest Payment Date, such Convertible or Exchangeable Debt Securities must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted or exchanged. The Corporation is not required to issue fractional shares of Preferred Stock, Depositary Shares or Common Stock upon conversion of Convertible Debt Securities or deliver fractional shares of Exchange Securities upon exchange of Exchangeable Securities, respectively, and, in lieu thereof, will pay a cash adjustment, in the case of Convertible Debt Securities convertible into Preferred Stock or Depositary Shares, based upon the liquidation preference of such series of Preferred Stock, in the case of Convertible Debt Securities convertible into Common Stock, based upon the market value of the Common Stock, and in the case of Exchangeable Debt Securities, based upon the market value of the Exchange Securities, unless otherwise specified in the Prospectus Supplement.

     The conversion price for a series of Convertible Debt Securities that are convertible into Common Stock and the exchange price for Exchangeable Debt Securities are subject to adjustment upon the occurrence of certain events under formulas that will be set forth in the applicable Prospectus Supplement.

     In the event of a taxable distribution to holders of Common Stock or Preferred Stock or Exchange Securities (or other transaction) which results in any adjustment of the conversion price of Convertible Debt Securities or the exchange price of Exchangeable Debt Securities, the holders of such Convertible or Exchangeable Debt Securities may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock or Preferred Stock or Exchange Securities acquired upon conversion or exchange of such Convertible or Exchangeable Debt Securities.

SUPPORT OBLIGATIONS

     Any Debt Securities issued by Capital will be entitled to the benefits of the Support Agreement (the "Support Agreement"), dated as of November 10, 1986, between Capital and the Corporation. The Support Agreement provides that (a) SBC will own all outstanding voting capital stock of Capital throughout the term of the Support Agreement, (b) SBC will cause Capital to maintain a positive tangible net worth as determined in accordance with generally accepted accounting principles, and (c) if Capital is unable to make timely payment of principal of, or premium, if any, or interest on any Debt, SBC will, at

Capital's request, provide funds to Capital to make such payments. The Support Agreement also provides that any Lender (as defined below) to Capital shall have the right to demand that Capital enforce its rights against SBC under the Support Agreement as described in the previous sentence and in the event that Capital fails to require SBC to perform such obligations or Capital defaults in the payment of principal of or premium, if any, or interest on any Debt owed to a Lender, such Lender may proceed directly against SBC to enforce Capital's rights against SBC under the Support Agreement or to obtain payment of such defaulted principal, premium, if any, or interest owed to such Lender. The Support Agreement provides that in no event may any Lender, on default of Capital or SBC or upon failure by Capital or SBC to comply with the Support Agreement, have recourse to or against the stock or assets of the Telephone Company or any interest of SBC or Capital in the Telephone Company. Despite this limitation, the Support Agreement provides that funds available to SBC to satisfy any obligations under the Support Agreement will include dividends paid by the Telephone Company to SBC. See "Ratio of Earnings to Fixed Charges." The term "Lender" is defined in the Support Agreement as any person, firm or corporation to which Capital is indebted for money borrowed or to which Capital otherwise owes any Debt or which is acting as trustee or authorized representative on behalf of such person, firm or corporation. Lender includes the Holder of any Debt Securities issued by Capital and the Trustee acting on such Holder's behalf.

     The Support Agreement may be amended or terminated at any time by agreement of SBC and Capital, but no amendment shall be entered into which adversely affects the rights of creditors of Capital (Including Holders of Debt Securities issued by Capital) and no termination shall be effective until such time as all Debt (including the Debt Securities issued by Capital) outstanding on the date of such amendment or termination shall have been paid in full unless all such creditors shall have consented to such amendment or termination.

CONCERNING THE TRUSTEE

     The Corporation and Capital maintain banking relationships in the ordinary course of business with the Trustee. The Trustee is also the trustee under an indenture with the Telephone Company which may from time to time represent a significant portion of the Corporation's consolidated long-term debt.

                         DESCRIPTION OF PREFERRED STOCK

     The summary of terms of the Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Corporation's Restated Certificate of Incorporation and Bylaws and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     SBC's Restated Certificate of Incorporation currently authorizes the issuance of 10,000,000 preferred shares, par value $1.00 per share, issuable in series (the "Preferred Stock"). SBC's Board of Directors is authorized to approve the issuance of one or more series of Preferred Stock and to fix the number of shares, the designations, the relative rights and the limitations of any such series without further authorization of the stockholders of the Corporation. At May 1, 1995, no shares of Preferred Stock were outstanding, but the Corporation has designated 4,000,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock issuable pursuant to a Rights Agreement (the "Rights Agreement"). See "Description of Rights" and "Description of Series A Preferred Stock."

     Each series of the Preferred Stock shall have the dividend, liquidation, redemption and voting rights provided in the applicable Prospectus Supplement. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange rights; (vii) whether the Corporation has elected to offer Depositary Shares as described below under "Description of Depositary Shares"; and (viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. The applicable Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock offered by such Prospectus Supplement.

     As described under "Description of Depositary Shares," the Corporation may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

     The transfer agent for each series of Preferred Stock will be described in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Corporation may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Corporation will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipts will be filed as exhibits to, or incorporated by reference in, the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

     Upon surrender of Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of whole shares of Preferred Stock and any money or other property represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing a number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. The Corporation does not expect that there will be any public trading market for withdrawn shares of Preferred Stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Corporation redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of the Depositary Shares representing such Preferred Stock.

CONVERSION OR EXCHANGE

     Whenever the Corporation converts all of the shares of a particular series of Preferred Stock held by the Depositary into other Preferred Stock or Common Stock or exchanges all such shares for securities of another issuer, the Depositary will convert or exchange as of the same date all Depositary Shares representing the shares of the Preferred Stock so converted or exchanged, provided that the Corporation shall have deposited with the Depositary the other Preferred Stock, Common Stock or other securities into or for which all such shares of Preferred Stock are to be converted or exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share, plus all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Corporation in respect of dividends which on the exchange date have accrued on the shares of Preferred Stock to be so converted or exchanged and have not theretofore been paid.

     The Depositary Shares, as such, are not convertible or exchangeable into other Preferred Stock, Common Stock, securities of another issuer or any other securities or property of the Corporation. Nevertheless, if so specified in the applicable Prospectus Supplement, the Depositary Receipts may be surrendered by holders thereof to the Depositary with written instructions to the Depositary to instruct the Corporation to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such receipts into other shares of Preferred Stock or Common Stock of the Corporation or exchange of such Preferred Stock for securities of another issuer, as the case may be, and the Corporation has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion or exchange thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion or exchange. If the Depositary Shares represented by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

TAXATION

     Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the series of Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for Federal income tax purposes income and deductions to which they would be entitled if they were holders of such series of Preferred Stock. In addition,
(i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or

(ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of Depositary Receipts.

CHARGES OF DEPOSITARY

     The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from the Corporation which are delivered to the Depositary and which the Corporation is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Corporation and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

     SBC's Restated Certificate of Incorporation currently authorizes the issuance of 1,100,000,000 shares of Common Stock. As of April 28, 1995, there were outstanding 607,746,811 shares of Common Stock (as well as 303,873,405.5 Rights to Purchase Series A Preferred Stock pursuant to the Rights Agreement) (each as defined below). See "Description of Rights."

     The Common Stock is listed on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange under the symbol "SBC".

     The holders of Common Stock are entitled to participate equally in dividends when and as such dividends are declared by the SBC Board of Directors out of funds legally available therefor.

     The holders of Common Stock are entitled to one vote for each share held on all matters voted on by stockholders, including election of directors. The holders of Common Stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of the dissolution, liquidation or winding up of SBC, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of SBC's indebtedness, and the aggregate liquidation preference of any Preferred Stock then outstanding.

     All outstanding shares of Common Stock are, and any shares of Common Stock offered hereby upon issuance will be, fully paid and nonassessable.

     The Bylaws of the Corporation provide that the Board of Directors shall be divided into three classes each consisting of an equal, or as nearly equal as possible, number of Directors. The terms of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to reelect or to replace the entire Board of Directors. The Bylaws of the Corporation also provide that certain business combinations must be approved by an affirmative vote of the holders of two-thirds of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"). A "business combination" subject to this vote of approval is defined to include certain mergers or consolidations; certain sales, leases, exchanges, or mortgages of property in excess of $10,000,000 fair market value; any plan or proposal for liquidation or dissolution of the Corporation, and certain reclassifications of securities or recapitalization of the Corporation to which a stockholder beneficially owning more than ten percent of the voting stock (an "Interested Stockholder") or any affiliate of an Interested Stockholder is a party. The two-thirds vote of approval is not required if the business combination is approved by a majority of Directors not affiliated with any Interested Stockholder or if the consideration received by the other stockholders upon the consummation of the business combination reflects a fair value (which is determined by formulae set forth in the Bylaws) for their interest in the Corporation and certain other requirements are met, including maintenance of dividends during the business combination and the furnishing of information to the stockholders of the Corporation.

     The Restated Certificate of Incorporation of the Corporation requires a two-thirds affirmative vote of the shareholders to amend any Bylaw which provides for the maximum number of Directors on the Board, for a classified Board with staggered items of office or for approval by the shareholders or by the Board of Directors of any business combination. The Restated Certificate of Incorporation also requires that shareholders representing at least two-thirds of the total number of shares of the Corporation must sign a written consent of any action without a meeting of the shareholders. Reference is hereby made to the Restated Certificate of Incorporation and the Bylaws of the Corporation which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

     The provisions described in the foregoing two paragraphs, as well as the provisions of the Rights Agreement described under "Description of Rights" below, may tend to defer any potential unfriendly tender offers or other efforts to obtain control of the Corporation. On the other hand, these provisions will tend to assure continuity of management and corporate policies and tend to induce any persons seeking control of the Corporation or a business combination with the Corporation to negotiate on terms acceptable to the then elected Board of Directors of the Corporation.

     The transfer agent for the Common Stock is The Bank of New York, Church Street Station, P.O. Box 11272, New York, New York 10277-0123.

                             DESCRIPTION OF RIGHTS

THE RIGHTS AGREEMENT

     The information set forth below summarizes certain of the provisions of the Rights Agreement incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Such information is qualified in its entirety by reference to such exhibit. See "Available Information."

     On January 27, 1989, the Board of Directors of SBC declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock to shareholders of record at the close of business on February 16, 1989. After giving effect to a stock split in May 1993, effected in the form of a stock dividend, each share of Common Stock also represents one-half of a Right. Each Right entitles the registered holder to purchase from SBC a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), at a purchase price of $160 per Unit, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between SBC and The Bank of New York, as successor Rights Agent.

     Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificate representing the Rights (the "Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a distribution date (the "Distribution Date") will occur upon the earliest of any of the following events:

          (A) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire (the "Stock Acquisition Date"), beneficial ownership of 20% or more of the shares of Common Stock then outstanding;

          (B) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock;

          (C) 10 days after the Board of Directors of SBC determines that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock which the SBC Board of Directors determines to be substantial (which amount shall in no event be less than 10% of the shares of Common Stock outstanding) and at least a majority of the independent directors, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, determines that (i) beneficial ownership by such person is intended to cause SBC to repurchase the Common Stock beneficially owned by such person or to cause pressure on SBC to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the SBC Board of Directors determines that the best long-term interests of SBC and its shareowners would not be served by taking such action or entering into such transactions or series of transactions at that time or (ii) beneficial ownership by such person is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or regulators or impairment of SBC's ability to maintain its competitive position) on the business or prospects of SBC (any such person being referred to herein and in the Rights Agreement as an "Adverse Person").

     Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after February 16, 1989 will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, SBC reserves the right to require that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 27, 1999, unless they are earlier redeemed by SBC or expire in accordance with other provisions of the Rights Agreement as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the SBC Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that, at any time following the Distribution Date, (i) a Person becomes the beneficial owner (except pursuant to a Flip-Over Event, as described below, or an offer for all outstanding shares of Common Stock which the independent directors determine to be fair to and otherwise in the best interests of SBC and its shareowners) of more than 20% of the then outstanding shares of Common Stock, or (ii) a Person becomes an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, Series A Preferred Stock (or, in certain circumstances, cash, property or other securities of SBC) having a value equal to two times the Purchase Price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph ("Flip-In Events"), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or an Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of either of the Flip-In Events set forth above until such time as the Rights are no longer redeemable by SBC as set forth below.

     For example, at a Purchase Price of $160 per Right, each Right not owned by an Acquiring Person or by an Adverse Person (or by certain related parties) following Flip-In Events set forth in the preceding paragraph would entitle its holder to purchase $320 worth of Common Stock (or other consideration, as noted above) for $160. Assuming that the Common Stock had a per share value of $40 at such time, the holder of each valid Right would be entitled to purchase 8 shares of Common Stock for $160.

     Following the occurrence of any of the Flip-In Events set forth above, subject to applicable law, the SBC Board of Directors may determine to exchange for any or all Rights (other than Rights held by the Acquiring Person or Adverse Person and certain transferees) Common Stock with a value equal to the Right's Purchase Price or substitute value in the form of cash, property, debt or equity securities, or any combination of the foregoing. Such exchange shall be on a pro rata basis if less than all Rights are to be exchanged, and holders of Rights pay no consideration (other than delivery of the Right) in such exchange.

     In the event that, at any time following the Stock Acquisition Date, (i) SBC is acquired in a merger or other business combination transaction in which SBC is not the surviving corporation (other than certain mergers following a fair offer described in the third preceding paragraph), or (ii) more than 50% of SBC's assets, cash flow or earning power is sold or transferred (events (i) and (ii) are referred to as "Flip-Over Events" and together with Flip-In Events, the "Triggering Events") each holder of a Right which has not yet been exercised (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

     The Purchase Price payable, and the number of Units of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

     In general, at any time until 10 business days following the Stock Acquisition Date, or such later date as the SBC Board of Directors may designate, SBC may redeem the Rights in whole, but not in part, at a price of $.05 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the SBC Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem the Rights shall require the concurrence of a majority of the Continuing Directors. Immediately upon the action of the SBC Board of Directors ordering redemption of the Rights (with, where required, the concurrence of the Continuing Directors) the Rights will terminate and the only right of the holders of Rights will be to receive the $.05 redemption price.

     The term "Continuing Directors" means any member of the Board of Directors of SBC who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, Adverse Person or an affiliate or associate of an Acquiring Person or Adverse Person, or any representative of the foregoing entities.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareowner of SBC, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareowners or to SBC, shareowners may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Series A Preferred Stock (or for other consideration) or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the SBC Board of Directors prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Agreement.

DESCRIPTION OF SERIES A PREFERRED STOCK

     The information set forth below summarizes certain of the provisions of the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") of the Corporation. Such information is qualified in its entirety by reference to the terms of the Series A Preferred Stock set forth in the Corporation's Restated Certificate of Incorporation, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     In connection with the Rights Agreement, the Board of Directors of the Corporation has authorized the issuance of up to 4,000,000 shares of Series A Preferred Stock. See "Rights Agreement." Upon issuance, each share of Series A Preferred Stock is entitled to quarterly cash dividends equal to the greater of $5 or 200 times (subject to antidilution adjustments for stock dividends and stock splits) the aggregate value of all dividends or other distributions declared on the Common Stock (other than distributions of Common Stock) since the last quarterly dividend payment date. The Series A Preferred Stock is not redeemable by the Corporation.

     Each share of Series A Preferred Stock is entitled to 200 votes (subject to antidilution adjustments) on all matters submitted to a vote of the shareholders of the Corporation, voting together as one class with the Common Stock. In addition, if at any time dividends in an amount equal to six quarterly dividend payments shall have accrued and be unpaid, the Board of Directors shall be increased by two directors and holders of the Series A Preferred Stock shall have the right to elect two members to the Board of Directors until dividends on the Series A Preferred Stock have been declared and paid or set apart for payment. Except as required by applicable law, holders of Series A Preferred Stock have no other special voting rights. Whenever dividends or distributions on the Series A Preferred Stock are in arrears, the Corporation is prohibited from declaring or paying dividends or distributions on, and the Corporation and any subsidiary are prohibited from redeeming or acquiring for value, any stock ranking junior as to dividends or upon liquidation. During any such arrearage, the Corporation may declare or pay dividends on stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation only if declared or paid ratably with the Series A Preferred Stock. During any such arrearage, the Corporation and any subsidiary are prohibited from redeeming or acquiring for value any such parity stock or any Series A Preferred Stock, except pursuant to an exchange of parity stock for stock ranking junior to the Series A Preferred Stock or pursuant to a purchase offer to the Series A Preferred Stock and holders of parity stock on terms the Board of Directors determines to be fair and equitable.

     The Series A Preferred Stock ranks junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Upon any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock is entitled to a liquidation preference of $100 per share plus any accrued but unpaid dividends, subject to the prior rights of any series of preferred stock ranking in liquidation senior to the Series A Preferred Stock. In the event of any shortfall in the assets available for distribution, any such liquidating distribution shall be made ratably to the Series A Preferred Stock and any other series of preferred stock ranking on a parity in proportion to their relative liquidation preferences. Following such payment, no additional liquidating distributions may be made on the Series A Preferred Stock until each share of Common Stock shall have received $0.50 (subject to antidilution adjustments). Thereafter, any remaining assets shall be distributed to each share of Series A Preferred Stock and each share of Common Stock in the ratio of 200 to 1 (subject to antidilution adjustments).

                              PLAN OF DISTRIBUTION

GENERAL

     The Corporation or Capital may sell the Securities being offered hereby:
(i) directly to purchasers, (ii) through agents, (iii) through dealers, (iv) through underwriters, or (v) through a combination of any such methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

     Offers to purchase Securities may be solicited directly by the Corporation or Capital or by agents designated by the Corporation or Capital from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Corporation or Capital to such agent will be set forth in the Prospectus Supplement relating to the offering of such Securities. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Corporation or Capital will sell such Securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If an underwriter or underwriters are utilized in the sale, the Corporation or Capital will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

     In the event of an offering of Debt Securities or Preferred Stock that is convertible, redeemable or exchangeable into or for Third Party Securities, the Prospectus Supplement relating to such offering will identify the Third Party, the Third Party Securities and, to the extent the Third Party is subject to the periodic reporting requirements of the Exchange Act, all documents filed by the Third Party pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of the Third Party's last completed fiscal year, as well as the document in which the description of the Third Party Securities is contained.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Corporation or Capital, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the Prospectus Supplement, the Corporation or Capital will authorize underwriters, dealers or other persons acting as agents of the Corporation or Capital to solicit offers by certain institutions to purchase Securities from the Corporation or Capital pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation or Capital. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (b) if the Securities are also being sold to underwriters, the Corporation or Capital shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

     The validity of the Securities of the Corporation offered hereby and of the Support Agreement will be passed upon for the Corporation by Mr. James D. Ellis, Senior Executive Vice President and General Counsel of the Corporation, and for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. The validity of the Debt Securities of Capital offered hereby and of the Support Agreement will be passed upon for Capital by Mr. Wayne Wirtz, Secretary of Capital and its counsel, and for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. As of April 1, 1995, Mr. Ellis owned 49,409 shares of SBC Common Stock and options to purchase 131,387 shares of SBC Common Stock, and Mr. Wirtz owned 2,415 shares of SBC Common Stock and options to purchase 18,913 shares of SBC Common Stock. Sullivan & Cromwell from time to time performs legal services for SBC.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules included or incorporated by reference in SBC's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports included and incorporated by reference in SBC's Annual Report on Form 10-K. Such consolidated financial statements and financial statement schedules have been incorporated by reference in reliance upon such reports given upon the authority of Ernst & Young LLP as experts in accounting and auditing.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SBC OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SBC SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
            PROSPECTUS SUPPLEMENT
Summary................................    S-3
Risk Factors for DECS..................    S-6
SBC Communications Inc.................    S-8
Telmex.................................    S-8
Relationship Between SBC and Telmex....    S-9
Price Range of Telmex ADSs and L
  Shares...............................    S-9
Dividends..............................   S-10
Use of Proceeds........................   S-10
Ratio of Earnings to Fixed Charges.....   S-11
Selected Historical and Pro Forma
  Financial Data of SBC................   S-11
Description of the DECS................   S-12
Certain United States Federal Income
  Tax Considerations...................   S-20
Plan of Distribution...................   S-23
Legal Opinions.........................   S-24
Experts................................   S-24
                  PROSPECTUS
Available Information..................      2
Incorporation of Documents by
  Reference............................      2
SBC Communications Inc.................      3
Use of Proceeds........................      3
Ratio of Earnings to Fixed Charges.....      4
Description of Debt Securities.........      4
Description of Preferred Stock.........     11
Description of Depositary Shares.......     12
Description of Common Stock............     15
Description of Rights..................     16
Plan of Distribution...................     20
Legal Opinions.........................     21
Experts................................     21

9,000,000 DECS(SM)
(DEBT EXCHANGEABLE FOR
COMMON STOCK(SM))

SBC COMMUNICATIONS INC.

        % EXCHANGEABLE NOTES
DUE MARCH 15, 2001
LOGO
--------------------------------------------------
SALOMON BROTHERS INC
---------------------------------------------------------------

PROSPECTUS SUPPLEMENT

DATED MARCH   , 1997